UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.         )

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TransUnion

(Name of Registrant as Specified In Its Charter)

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March 24, 2016

Dear Fellow Stockholders:

I am pleased to invite you to join our Board of Directors (Board) and senior leadership for our 2016 Annual Meeting of Stockholders, which will be held on Wednesday, May 4, 2016, at 8:00 a.m. Central Daylight Time at the offices of Latham & Watkins LLP, 330 North Wabash Avenue, Suite 2800, Chicago, Illinois 60611.

2015 was an outstanding year of performance for our company. The sheer size, pace and breadth of growth across our business were notable. During the year, we crossed over the $1.5 billion revenue mark for the first time. The company posted 15% annual revenue growth and 16% Adjusted EBITDA growth. Each of the three business segments contributed annual revenue growth of at least 15% on a constant currency basis. TransUnion is off to an excellent start as a public company and we are pleased to welcome our expanded base of stockholders.

The attached Notice of Annual Meeting of Stockholders and proxy statement will serve as your guide to the business to be conducted at the meeting. We are mailing a Notice of Internet Availability of Proxy Materials (Notice) to our stockholders. We believe the Notice process allows us to provide our stockholders with the information they desire in a timely manner, while saving costs and reducing the environmental impact of our Annual Meeting. The Notice contains instructions on how to access our 2015 Annual Report (which includes our 2015 Form 10-K), proxy statement and proxy card over the Internet, as well as instructions on how to request a paper copy of the materials, if desired.

Your vote is very important to us. We encourage you to sign and return your proxy card and/or vote through the telephone or Internet following the instructions on the Notice as soon as possible, so that your shares will be represented and voted at the Annual Meeting. Instructions on how to vote are on page 6.

We urge you to read the accompanying proxy statement carefully and to vote FOR the director nominees proposed by the Board of Directors and FOR the other proposals in accordance with the recommendations of the Board of Directors.

On behalf of your Board of Directors, thank you for your confidence in TransUnion. I look forward to your continued support.

Jim Peck

President and Chief Executive Officer

555 West Adams Street

Chicago, Illinois 60661

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on Wednesday, May 4, 2016

8:00 a.m. Central Daylight Time

The 2016 Annual Meeting of Stockholders of TransUnion will be held at 8:00 a.m. Central Daylight Time on Wednesday, May 4, 2016, at the offices of Latham & Watkins LLP, 330 North Wabash Avenue, Suite 2800, Chicago, Illinois 60611, for the following purposes:

1.	To elect each of George M. Awad, Siddharth N. (Bobby) Mehta and Andrew Prozes to the Board of Directors as a Class I director for a 3-year term;

2.	To ratify the appointment of Ernst & Young LLP as TransUnion’s independent registered public accounting firm for the fiscal year ending December 31, 2016;

3.	To hold a non-binding advisory vote to approve the compensation of TransUnion’s named executive officers;

4.	To hold a non-binding advisory vote on the frequency of non-binding advisory votes to approve the compensation of TransUnion’s named executive officers; and

5.	To transact any other business that may properly come before the Annual Meeting or any adjournments or postponements of the Annual Meeting.

The close of business on March 9, 2016 has been fixed as the record date for the determination of stockholders entitled to receive notice of, and to vote at, the Annual Meeting or any adjournments or postponements thereof. A complete list of such stockholders will be available for examination, by any stockholder, at our offices in Chicago, Illinois during normal business hours for a period of ten days before the Annual Meeting.

We are pleased to take advantage of the U.S. Securities and Exchange Commission’s “Notice and Access” rule that allows us to provide stockholders with notice of their ability to access proxy materials via the Internet. Under this process, on or around March 24, 2016, we will begin mailing a Notice of Internet Availability of Proxy Materials (Notice) to our stockholders informing them that our proxy statement, 2015 Annual Report (which includes our 2015 Form 10-K) and voting instructions are available on the Internet as of the same date. As more fully described in the Notice, all stockholders may choose to access our proxy materials via the Internet or may request printed materials.

By order of the Board of Directors,

Mick Forde

Senior Vice President and Corporate Secretary

March 24, 2016

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

The Notice of the 2016 Annual Meeting, the proxy statement and our 2015 Annual Report (which includes our 2015 Form 10-K) are available at: www.proxyvote.com

2016 Proxy Statement Contents

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TransUnion

555 West Adams Street

Chicago, Illinois 60661

(312) 985-2000

www.transunion.com

PROXY STATEMENT

For the 2016 Annual Meeting of Stockholders

We are furnishing you this proxy statement in connection with the solicitation of proxies by our Board of Directors (or Board) to be voted at the 2016 Annual Meeting of Stockholders (Annual Meeting) of TransUnion, a Delaware corporation, sometimes referred to as the Company, we, us or our. The Annual Meeting will be held on Wednesday, May 4, 2016 at 8:00 a.m. Central Daylight Time at the offices of Latham & Watkins LLP, 330 North Wabash Avenue, Suite 2800, Chicago, Illinois 60611.

In accordance with rules and regulations adopted by the U.S. Securities and Exchange Commission (SEC), we are providing our stockholders access to our proxy materials and other Annual Meeting materials on the Internet. Accordingly, a Notice of Internet Availability of Proxy Materials (Notice) will be mailed to our stockholders on or about March 24, 2016, unless a stockholder has previously requested printed materials. Stockholders will have the ability to access the proxy materials and our 2015 Annual Report (which includes our 2015 Form 10-K) on a website referred to in the Notice or request a printed set of the proxy materials to be sent to them by following the instructions in the Notice. The Notice will contain instructions on how you can vote on the Internet or by telephone. You will need the 16-digit control number provided on the Notice or your proxy card (if applicable) to vote.

The Notice also provides instructions on how to inform us to send future proxy materials to you electronically by e-mail or in printed form by mail. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by e-mail or printed form will remain in effect until you terminate it.

ELECTION TO RECEIVE ELECTRONIC DELIVERY OF FUTURE ANNUAL MEETING MATERIALS.

You can expedite delivery and avoid costly mailings by confirming in advance your preference for electronic delivery. For further information on how to take advantage of this cost-saving service, please see page 8 of the proxy statement.

PROXY VOTING SUMMARY

This voting summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement and our 2015 Annual Report (which includes our 2015 Form 10-K) carefully before voting.

Annual Meeting of Stockholders

Time and Date:	Wednesday, May 4, 2016 at 8:00 a.m. Central Daylight Time
Place:	Latham & Watkins LLP 330 North Wabash Avenue, Suite 2800 Chicago, Illinois 60611
Record Date:	March 9, 2016
Voting:	Stockholders as of the record date are entitled to vote.
Vote by Internet at http://www.proxyvote.com
Vote by telephone at 1-800-690-6903
Vote by completing and returning your proxy card or voter instruction card

Vote in person during the Annual Meeting
We urge you to vote before the meeting.

Voting Matters Agenda Item		Board Vote Recommendation	Page Reference

1.	Election of Directors The Board recommends the election of each of the director nominees as a Class I director for a 3-year term.	FOR each Director Nominee	24
2.	Ratification of Appointment of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm The Board is asking stockholders to ratify the selection of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm for fiscal year 2016.	FOR	26
3.	Advisory Vote to Approve Executive Compensation The Board is asking stockholders to approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in this proxy statement.	FOR	28

4.	Advisory Vote to Determine Frequency of Votes on Executive Compensation The Board is asking stockholders to approve, on an advisory basis, every three years as the frequency of non-binding advisory votes to approve the compensation of the Company’s named executive officers.	3 YEARS	29

FORWARD-LOOKING STATEMENTS

This proxy statement contains “forward-looking statements” within the meaning of federal securities laws. Any statements made in this report that are not statements of historical fact, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements include information concerning possible or assumed future results of operations, including descriptions of our business plans and strategies. These statements often include words such as “anticipate,” “expect,” “suggest,” “plan,” “believe,” “intend,” “estimate,” “target,” “project,” “should,” “could,” “would,” “may,” “will,” “forecast” and other similar expressions. These forward-looking statements involve risks and uncertainties that could cause our actual results to differ materially from those expressed or implied in our forward-looking statements. Such risks and uncertainties include, among others, those discussed in Part I, Item 1A: Risk Factors in our Annual Report on Form 10-K for the year ended December 31, 2015, as well as in our consolidated financial statements, related notes, and the other financial information appearing elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2015, and our other filings with the Securities and Exchange Commission. Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that factors affecting our actual financial results could cause actual results to differ materially from those expressed in the forward-looking statements. We undertake no obligation to publicly release the result of any revisions to these forward-looking statements, to reflect events or circumstances after the date of this report or to reflect the occurrence of unanticipated events.

QUESTIONS AND ANSWERS ABOUT THE MEETING

Q:	Where and when is the Annual Meeting?

A:	The Annual Meeting will be held on Wednesday, May 4, 2016 at 8:00 a.m. Central Daylight Time at the offices of Latham & Watkins LLP, 330 North Wabash Avenue, Suite 2800, Chicago, Illinois 60611.

Q:	Who is entitled to vote at the Annual Meeting?

A:	Only stockholders of record at the close of business on March 9, 2016, the record date for the Annual Meeting, are entitled to receive notice of, and to vote at, the Annual Meeting or any adjournments or postponements thereof. The record date is established by our Board. Stockholders are entitled to one vote for each share of our common stock that they owned as of the record date. On the record date, we had 182,454,882 shares of our common stock outstanding and entitled to vote at the Annual Meeting.

Q:	Do I need an admission ticket to attend the Annual Meeting?

A:	No. If your shares are held in the name of a bank, broker or other holder of record (also known as “street name”) and you wish to attend the Annual Meeting, you must present proof of ownership as of the record date, such as the Notice or the voting instruction card that is sent to you or a current bank or brokerage account statement, to be admitted. The Company or the location also may request appropriate identification such as a valid government-issued photo identification as a condition of admission to the building and the Annual Meeting.

Q:	What is the difference between holding shares as a registered stockholder and as a beneficial owner or in “street name?”

A:	If your shares were registered directly in your name as of the record date with our transfer agent, American Stock Transfer & Trust Company, you are considered the “registered stockholder” of those shares. As a stockholder of record, we will mail the Notice, or if requested, copies of the proxy materials to you directly.

If your shares are held in a stock brokerage account or by a bank or other nominee (“street name”), you are considered the “beneficial owner” of the shares that are registered in street name. In this case, the Notice or, if requested, printed proxy materials and our 2015 Annual Report were forwarded to you by your broker, bank, or other nominee. As the beneficial owner, you have the right to direct your broker, bank, or other nominee how to vote your shares by following the voting instructions included in the materials. Please note that as a beneficial owner, you will not be able to vote your shares at the meeting unless you request and obtain a valid proxy from your broker, bank or other nominee.

Q:	What is a proxy?

A:	A proxy is your legal designation of another person, called a proxy holder, to vote the shares that you own. If you designate someone as your proxy holder in a written document, that document is called a proxy. We have designated John W. Blenke, Executive Vice President and Corporate General Counsel, and Mick Forde, Senior Vice President and Corporate Secretary, to act as proxy holders at the Annual Meeting as to all shares for which proxies are returned or voting instructions are provided by Internet or telephonic voting.

Q:	What routine matters will be voted on at the Annual Meeting?

A:	The ratification of the independent registered public accounting firm is a routine matter on which brokers may vote in their discretion on behalf of customers who have not provided voting instructions.

Q:	What non-routine matters will be voted on at the Annual Meeting?

A:	The election of directors, the advisory vote on our named executive officer compensation and the advisory vote on the frequency of non-binding advisory votes to approve our named executive officer compensation are each non-routine matters on which brokers are not allowed to vote unless they have received voting instructions from their customers. Brokers who do not receive voting instructions will only be allowed to vote on the ratification of our appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2016.

Q:	Could other matters be decided at the Annual Meeting?

A:	We are not aware of any matters that will be considered at the Annual Meeting other than those set forth in this proxy statement. However, if any other matters properly arise at the Annual Meeting, the persons named in your proxy will vote in accordance with their best judgment.

Q:	How does the Board recommend that I vote?

A:	The Board recommends that you vote:

•	“FOR” the election of each of the three director nominees named in this proxy statement as a Class I director.

•	“FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2016.

•	“FOR” the approval, on an advisory basis, of our named executive officer compensation.

•	“THREE YEARS” regarding the frequency of advisory votes on our named executive officer compensation.

Q:	What is the vote required for each proposal?

A:	For Proposal 1, Election of Directors, directors shall be elected by a plurality of the votes cast, meaning the three nominees receiving the most “FOR” votes will be elected as directors at the meeting. In the election of directors, you may vote “FOR” or “WITHHOLD” your vote with respect to each of the nominees. If you “WITHHOLD” authority to vote with respect to one or more director nominees, your shares will not have any effect on the election of directors. If you hold your shares in “street name” and do not give your broker specific voting instructions, your shares will not be voted and will not be counted in the election of the director nominees.

For each of Proposal 2, Ratification of Appointment of Independent Registered Public Accounting Firm and Proposal 3, Non-Binding Advisory Vote to Approve Named Executive Officer Compensation, the proposal will be approved if more votes are cast “FOR” than are cast “AGAINST” the proposal. As Proposals 2 and 3 are advisory and non-binding, the Board will review the voting results on these proposals and take the results into account when making future decisions regarding these matters. Broker non-votes may be voted at the discretion of the broker or other nominee with respect to Proposal 2 and will have no effect on the outcome of Proposal 3. Abstentions will have no effect on the outcome of Proposal 2 or Proposal 3.

For Proposal 4, Non-Binding Advisory Vote on the Frequency of Votes to Approve Named Executive Officer Compensation, the frequency that receives the highest number of votes cast by stockholders will be deemed to be the frequency that has been selected by stockholders. However, because Proposal 4 is advisory and non-binding, our Board may decide that it is in our stockholders’ best interests to hold an advisory vote on executive compensation more or less frequently than the option selected by our stockholders. Abstentions and broker non-votes will have no effect on the outcome of Proposal 4.

Q:	What is the effect of a broker non-vote?

A:	Broker non-votes will be counted for purposes of calculating whether a quorum is present at the Annual Meeting, but will not be counted for purposes of determining the number of votes present in person or represented by proxy and entitled to vote on a particular proposal. A broker non-vote will not affect the outcome with respect to the election of directors, and will not otherwise affect the outcome of the vote on a proposal that requires the affirmative vote of a majority of the votes cast on the proposal.

Q:	What is the effect of an abstention?

A:	A stockholder who abstains on some or all matters is considered present for purposes of determining if a quorum is present at the Annual Meeting, but an abstention is not counted as a vote cast. An abstention has no effect for the vote on any proposal.

Q:	What constitutes a quorum?

A:	A majority of the aggregate voting power of the common stock entitled to be voted at the Annual Meeting is a quorum, which is required for holding and transacting business at the Annual Meeting. The shares may be present in person or represented by proxy at the Annual Meeting. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum.

Q:	Who is soliciting my vote?

A:	Our Board is soliciting your vote for the Annual Meeting.

Q:	How do I vote?

A:	Stockholders of record may attend and cast their votes at the Annual Meeting. You may also vote by any of the following methods (please vote as soon as possible):

Internet. Vote at http://www.proxyvote.com, the website for Internet voting. Follow the instructions on the Notice, or if you received a proxy card by mail, follow the instructions on the proxy card and you can confirm that your vote has been properly recorded. If you vote on the Internet, you can request electronic delivery of future proxy materials. Internet voting for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. (Eastern Daylight Time) on May 3, 2016.

Telephone. Vote by telephone by calling 1-800-690-6903. Follow the instructions on the Notice, or if you received a proxy card, by following the instructions on the proxy card. Easy-to-follow voice prompts allow you to vote your stock and confirm that your vote has been properly recorded. Telephone voting for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. (Eastern Daylight Time) on May 3, 2016.

Mail. If you received a proxy card by mail, vote by mail by completing, signing, dating and returning your proxy card in the pre-addressed, postage-paid envelope provided. If you vote by mail and your proxy card is returned unsigned, then your vote cannot be counted. If you vote by mail and the returned proxy card is signed without indicating how you want to vote, then your proxy will be voted as recommended by the Board. If mailed, your completed and signed proxy card must be received by May 3, 2016.

If you hold your TransUnion shares in a brokerage account, your ability to vote over the Internet or by telephone depends on your broker’s voting process. Please follow the directions on your proxy card or the voter instruction card from your broker carefully.

If you vote by Internet, telephone or mail, that will not limit your right to vote at the Annual Meeting if you later decide to change your vote while attending the Annual Meeting. Even if you plan to attend the Annual Meeting, the Board recommends that you submit a proxy in advance via the Internet, by telephone or by mail.

Q:	Can I vote my stock by filling out and returning the Notice?

A:	No. The Notice will provide instructions on how to vote by Internet, by telephone, by requesting and returning a paper proxy card, or by submitting a ballot during the Annual Meeting.

Q:	If I vote by telephone or Internet and received a proxy card in the mail, do I need to return my proxy card?

A:	No.

Q:	Can I change my vote?

A:	Yes. You may revoke or change a proxy before the vote is taken at the Annual Meeting by:

•	giving notice of the revocation in writing to our Corporate Secretary at 555 West Adams Street, Chicago, Illinois 60661;
•	submitting another valid proxy by mail, telephone or over the Internet that is later dated and if mailed, is properly signed, or if submitted by telephone or over the Internet, is received by 11:59 p.m. (Eastern Daylight Time) on May 3, 2016; or
•	if you have instructed your broker or other nominee to vote your shares, by following the directions received from your broker or nominee to change those instructions.

Q:	Who will tabulate and certify the vote?

A:	Broadridge Financial Solutions, Inc., an independent third party, will tabulate and certify the vote, and will have a representative to act as the independent inspector of elections for the Annual Meeting.

Q:	Where can I find the voting results of the Annual Meeting?

A:	We will announce the preliminary voting results at the Annual Meeting and disclose the final voting results in a Current Report on Form 8-K filed with the SEC within four business days of the date of the Annual Meeting unless only preliminary voting results are available at that time. If necessary, we will file an amended Current Report on Form 8-K to disclose the final voting results within four business days after the final voting results are known. You may access or obtain a copy of these and other reports free of charge on our “Investor Relations” website, www.transunion.com\tru, on the “Financials” page, or by contacting our Investor Relations department at 312-985-2860. Also, the Form 8-K and other reports filed by the Company with the SEC are available to you over the Internet at the SEC’s website at http://www.sec.gov.

Q:	Why did I receive a Notice Regarding the Availability of Proxy Materials instead of printed proxy materials?

A:	Most stockholders received a Notice Regarding the Availability of Proxy Materials (Notice) instead of a full set of printed proxy materials. The Notice provides access to proxy materials in a fast and efficient manner via the Internet. This reduces the amount of paper necessary to produce these materials, as well as costs associated with mailing these materials to stockholders. On or around March 24, 2016, we will begin mailing the Notice to certain stockholders of record as of the close of business on March 9, 2016, and we will post our proxy materials on the website referenced in the Notice. As more fully described in the Notice, stockholders may choose to access our proxy materials on the website or may request to receive a printed set of our proxy materials. The Notice and website provide information regarding how you may request to receive proxy materials in printed form by mail or electronically by email for this meeting and on an ongoing basis. Stockholders who previously requested printed proxy materials or electronic materials on an ongoing basis received those materials in the format requested.

Q:	How can I access the proxy materials over the Internet?

A:	Your Notice or proxy card will contain instructions on how to view our proxy materials for the Annual Meeting on the Internet. Our proxy materials are also available on our “Investor Relations” website, www.transunion.com\tru, on the “Financials” page.

Q:	What does it mean if I receive more than one proxy card or Notice?

A:	If you receive more than one proxy card or Notice, your shares may be registered in more than one name or in different accounts. Please follow the instructions on each proxy card and/or Notice to ensure that all of your shares are voted.

Q:	Who pays for the proxy solicitation related to the Annual Meeting?

A:	We will bear the entire cost of this solicitation, including the preparation, assembly, printing, the mailing of the Notice and any mailing of this proxy statement, the proxy, and any additional information furnished to stockholders. In addition to using the mail, proxies may be solicited by directors, executive officers, and other employees of TransUnion, in person or by telephone. No additional compensation will be paid to our directors, executive officers, or other employees for these services. We also will reimburse banks, nominees, fiduciaries, brokers and other custodians for their costs of sending the proxy materials to the beneficial owners of our common stock.

Q:	Can I choose to receive proxy statements and annual reports on the Internet instead of receiving them by mail?

A:	Yes. If you are a registered stockholder or beneficial owner, you can elect to receive future annual reports and proxy statements on the Internet only and not receive copies in the mail by following the instructions on your proxy card or voting instruction form. Your request for electronic transmission will remain in effect for all future annual reports and proxy statements, unless withdrawn.

CORPORATE GOVERNANCE AND RELATED MATTERS

General

Our business and affairs are managed under the direction of our Board of Directors. Our certificate of incorporation provides for a classified board of directors, with three directors in Class I (Messrs. Awad, Mehta and Prozes), three directors in Class II (Messrs. Klemann, Mullin and Tadler) and four directors in Class III (Messrs. Egan, Peck and Rajpal and Ms. Joseph).

The Board is responsible for overseeing our management as well as the business and affairs of TransUnion on behalf of its stockholders. The Board and management recognize that the interests of TransUnion are advanced by responsibly addressing the concerns of other constituencies, including employees, customers and the communities in which we operate. Our Corporate Governance Guidelines are intended to support the Board in its oversight role and in fulfilling its obligation to stockholders. Our Corporate Governance Guidelines address, among other things, the composition and responsibilities of the Board, director independence standards, director qualification standards, Board meeting requirements, management succession planning, compensation of non-management directors and communications with members of our Board. The Nominating and Corporate Governance Committee regularly reviews our Corporate Governance Guidelines and recommends modifications of these guidelines to the Board when appropriate and when New York Stock Exchange (NYSE) and SEC regulations require changes.

Our Corporate Governance Guidelines can be found on our “Investor Relations” website, www.transunion.com\tru, on the “Leadership and Governance” page.

Background and Experience of Directors

When considering whether directors and nominees have the experience, qualifications, attributes or skills, taken as a whole, to enable our Board of Directors to satisfy its oversight responsibilities effectively in light of our business and structure, the Board of Directors focused primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth herein under “Directors and Officers.” We believe that our directors provide an appropriate mix of experience and skills relevant to the size and nature of our business.

In particular, the members of our Board of Directors considered the following important characteristics:

•	Mr. Egan and Mr. Tadler are the representatives appointed by affiliates of Advent International Corporation (“Advent”), one of our principal stockholders, pursuant to the Amended and Restated Major Stockholders Agreement (defined in – Controlled Company Exemption below), and have significant financial, investment and operational experience from their involvement in Advent’s investment in numerous portfolio companies and have played active roles in overseeing those businesses,

•	Mr. Rajpal and Mr. Klemann are the representatives appointed by affiliates of Goldman, Sachs & Co. (“GS”), one of our principal stockholders, pursuant to the Amended and Restated Major Stockholders Agreement (defined in – Controlled Company Exemption below), and have significant financial, investment and operational experience from their involvement in GS’ investment in numerous portfolio companies and have played active roles in overseeing those businesses,

•	Mr. Awad and Mr. Prozes each have had significant executive level experience throughout their careers in leading consumer financial services companies,

•	Mr. Peck, our President and Chief Executive Officer, previously served as Chief Executive Officer for the risk solutions business of LexisNexis,

•	Mr. Mullin, Chairman of the Board of Directors, has extensive experience in large, multinational corporations, having served as Chief Executive Officer and Chairman of Delta Airlines, Vice Chairman of Unicom Corporation and President and Chief Operating Officer of First Chicago Corporation,

•	Mr. Mehta previously served as our President and Chief Executive Officer and, in addition, previously held a variety of positions with HSBC North America Holdings, Inc., including Chairman and Chief Executive Officer of HSBC North America Holdings, Inc. and Chief Executive Officer of HSBC Finance Corporation, and

•	Ms. Joseph brings significant executive and finance experience as she served as Vice Chairman of U.S. Bancorp Payment Services and Chairman of Elavon (formerly NOVA Information Systems, Inc.), a wholly owned subsidiary of U.S. Bancorp.

Board Leadership Structure

Our Board of Directors is led by Mr. Mullin, our Non-Executive Chairman; we do not currently have a Lead Director. We do not have a policy on whether the role of Chairman and Chief Executive Officer should be separate or combined. At this time, the Chief Executive Officer position is separate from the Chairman position and we believe that the separation of the Chairman and Chief Executive Officer positions is appropriate corporate governance for us at this time. The Board believes that this leadership structure is appropriate because it strikes an effective balance between management and independent director participation in the Board process. The Non-Executive Chairman role allows our President and Chief Executive Officer to focus on his management responsibilities in leading the business, setting the strategic direction of the Company and optimizing the performance and operations of the Company. At the same time, the Non-Executive Chairman can focus on Board leadership, provide guidance to the Chief Executive Officer, and focus on our overall business strategy. The Board believes that the separation of functions between the Chief Executive Officer and the Non-Executive Chairman of the Board provides independent leadership of the Board in the exercise of its management oversight responsibilities, increases the accountability of the Chief Executive Officer and creates transparency into the relationship among executive management, the Board and our stockholders.

Role of Board in Risk Oversight

The Board of Directors has extensive involvement in the oversight of risk management related to us and our business and accomplishes this oversight through the regular reporting by the Audit and Compliance Committee. The Audit and Compliance Committee represents the Board by periodically reviewing our accounting, reporting and financial practices, including the integrity of our financial statements, the oversight of administrative and financial controls, and our compliance with legal and regulatory requirements. Through its regular meetings with management, including the finance, legal, compliance and internal audit functions, the Audit and Compliance Committee reviews and discusses all significant areas of our business and summarizes for the Board of Directors all areas of risk and the appropriate mitigating factors. In addition, our Board receives periodic detailed operating performance reviews from management.

Controlled Company Exemption

TransUnion Holding Company, Inc. was formed by affiliates of GS and Advent on February 15, 2012. On April 30, 2012, TransUnion Corp. was acquired by TransUnion Holding Company, Inc. and became TransUnion Holding Company, Inc.’s wholly-owned subsidiary. We refer to these transactions and related financing transactions as the “2012 Change in Control Transaction.”

Pursuant to the Amended and Restated Major Stockholders’ Agreement, dated June 23, 2015 (the “Amended and Restated Major Stockholders’ Agreement”), by and among TransUnion, Advent-TransUnion Acquisition Limited Partnership (the “Advent Investor”), and GS Capital Partners VI Fund, L.P., GS Capital Partners VI Parallel, L.P., Spartan Shield Holdings, GS Capital Partners Offshore Fund, L.P., GS Capital Partners VI GmbH & Co. KG, MBD 2011 Holding, L.P., Opportunity Partners Offshore-B Co-Invest AIV, L.P. (the “GS Investors” and, together with the Advent Investor, the “Sponsors”), our Board consists of two directors designated by the GS Investors (Messrs. Klemann and Rajpal) and two directors designated by the Advent Investor (Messrs. Egan and Tadler). Our Board also includes our President and Chief Executive Officer, Jim Peck, and five unaffiliated directors, Ms. Joseph and Messrs. Awad, Mehta, Mullin and Prozes.

As of the date of this proxy statement, affiliates of the Sponsors beneficially own more than 50% of our common stock and voting power. As a result, (i) under the terms of the Amended and Restated Major Stockholders’ Agreement, affiliates of the Sponsors have agreed to vote for one another’s respective Board nominees (see “Interests of Management and Others in Certain Transactions – Amended and Restated Major Stockholders’ Agreement”) and (ii) we are a “controlled company” within the meaning of the corporate governance standards of the NYSE. Under the NYSE corporate governance standards, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance standards, including (1) the requirement that a majority of the Board of Directors consist of independent directors, (2) the requirement that we have a Compensation Committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities, (3) the requirement that we have a Nominating and Corporate Governance Committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities, and (4) the requirement for an annual performance evaluation of the Nominating and Corporate Governance and Compensation Committees. TransUnion has determined to utilize these exemptions. As a result, we do not have a majority of independent directors on our Board of Directors; and we do not have a Nominating and Corporate Governance Committee or a Compensation Committee that is composed entirely of independent directors. Also, such committees are not subject to annual performance evaluations. Accordingly, you will not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the NYSE. In the event that we cease to be a “controlled company,” we will be required to comply with these provisions within the transition periods specified in the corporate governance rules of the NYSE.

Director Independence

Our Board of Directors has affirmatively determined that Ms. Joseph and Messrs. Awad, Mehta, Mullin and Prozes qualify as independent directors under the corporate governance standards of the NYSE. Mr. Narayan, who also served as a director in 2015, was not deemed to be independent under the NYSE rules. In making these determinations, our Board considered various transactions and relationships between each director, director nominee or his or her immediate family and our Company and its subsidiaries. The purpose of this review by our Board was to determine whether any such relationships or transactions were material and, therefore, inconsistent with a determination that the director is independent.

Meetings and Meeting Attendance

During 2015, each of our directors attended at least 75% of the Board and Board committee meetings on which he or she served. During 2015, our Board of Directors met six times. Directors are expected to attend our annual stockholders’ meetings. Our 2016 Annual Meeting will be our first Annual Meeting of Stockholders.

Board Committees

The standing committees of our Board of Directors consist of an Audit and Compliance Committee, a Compensation Committee, a Nominating and Corporate Governance Committee, and an Executive Committee. The Board has adopted written charters for each of its committees, which can be found on our “Investor Relations” website, www.transunion.com\tru, on the “Leadership and Governance” page.

Director	Audit and Compliance Committee	Compensation Committee	Nominating and Corporate Governance Committee	Executive Committee
George M. Awad (I)
Christopher Egan
Pamela A. Joseph (I)
Gilbert H. Klemann
Siddharth N. (Bobby) Mehta (I)
Leo F. Mullin (I)
James M. Peck
Andrew Prozes (I)
Sumit Rajpal
Steven M. Tadler

= Chairman of the Board     = Chair     = Member    I = Independent

Audit and Compliance Committee

The purpose of the Audit and Compliance Committee is to prepare the audit committee report required by the SEC to be included in our proxy statement and to assist our Board of Directors in overseeing and monitoring among other things:

•	the quality and integrity of our financial statements and our financial reporting and disclosure practices;

•	our compliance with applicable legal and regulatory requirements;

•	our independent registered public accounting firm’s qualifications and independence; and

•	the performance of our internal audit function.

The Audit and Compliance Committee also retains the independent registered public accounting firm for the next year and pre-approves the audit and non-audit services to be provided by that firm. The Audit and Compliance Committee regularly consults with the independent and internal auditors regarding audits of our consolidated financial statements and the adequacy of internal controls.

Our Board of Directors has determined that each member of the Audit and Compliance Committee qualifies as an independent director under the corporate governance standards of the NYSE and the independence requirements of Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our Board of Directors has determined that each of Ms. Joseph and Messrs. Mehta, Awad and Mullin qualify as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K. Our Audit and Compliance Committee met five times during 2015.

Compensation Committee

The purpose of the Compensation Committee is to assist our Board of Directors in discharging its responsibilities relating to (1) setting our compensation program and compensation of our executive officers and directors, (2) monitoring our incentive and equity-based compensation plans and (3) preparing the compensation committee report required to be included in our proxy statement under the rules and regulations of the SEC.

The Compensation Committee makes annual compensation decisions with respect to our executive officers, which include adjustments to base salary, bonus, equity and equity-based incentives, and other benefits. The Compensation Committee also makes recommendations to the Board with respect to compensation for non-management directors for their Board and committee service. In addition, the Compensation Committee reviews and discusses with management, at least on an annual basis, management’s assessment of whether risks arising from the Company’s compensation policies and practices for all employees, including non-executive officers, are reasonably likely to have a material adverse effect on the Company. The Compensation Committee may delegate some or all of its authority to subcommittees when it deems appropriate.

During calendar year 2015, the Compensation Committee used two independent compensation consultants—Meridian Compensation Partners, LLC and Frederic W. Cook & Co., Inc. (“Cook”). The Compensation Committee engaged Cook in mid-year 2015 and will continue working with Cook as its sole compensation consultant as we enter 2016. The Compensation Committee consults directly with its independent compensation consultant, as needed, and with management to review and evaluate our compensation practices, which include both our executive and director compensation programs. TransUnion’s processes for the consideration and determination of executive and director compensation in designing our executive and director compensation programs, are discussed further in “Director Compensation” and “Compensation Discussion and Analysis.”

Our Compensation Committee met six times during 2015.

Nominating and Corporate Governance Committee

The purpose of our Nominating and Corporate Governance Committee is to assist our Board of Directors in discharging its responsibilities relating to:

•	subject to the Amended and Restated Major Stockholders’ Agreement, identifying qualified individuals to become new Board members;

•	reviewing the qualifications of incumbent directors to determine whether to recommend them for reelection and selecting, or recommending that the Board select, the director nominees for our annual meeting of stockholders;

•	subject to the Amended and Restated Major Stockholders’ Agreement, identifying Board members qualified to fill vacancies on any Board committee and recommending that the Board appoint the identified member or members to the applicable committee;

•	reviewing and recommending to the Board of Directors corporate governance guidelines applicable to us;

•	overseeing the evaluation of the Board of Directors and management; and

•	handling such other matters that are specifically delegated to the committee by the Board of Directors from time to time.

While the Board has not established specific minimum qualifications that a potential director nominee must possess, our Nominating and Corporate Governance Committee identifies candidates for the Board of Directors by taking into account all factors it considers appropriate, which may include (a) ensuring that the Board, as a whole, is appropriately diverse and consists of individuals with various and relevant career experience, relevant technical skills, relevant business or regulatory acumen, industry knowledge and experience, financial expertise, local or community ties and (b) minimum individual qualifications, including strength of character, mature judgment, familiarity with the Company’s business and industry, independence of thought and an ability to work collegially. The Nominating and Governance Committee may also consider existing commitments to other businesses, potential conflicts of interest with other pursuits, legal considerations such as antitrust issues, corporate governance background, executive compensation background and the size, composition and combined expertise of the existing Board. The Nominating and Governance Committee will consider director candidates from many sources, including stockholders. Such recommendations must follow certain procedures under SEC rules and regulations and the Company’s bylaws. Any such recommendations should be in writing and delivered to the Nominating and Governance Committee at the following address: Corporate Secretary, 555 West Adams Street, Chicago, Illinois 60661. The Nominating and Governance Committee will evaluate all candidates for the Board in the same manner, including those candidates suggested by stockholders.

In 2015, our Nominating and Corporate Governance Committee held one meeting.

Executive Committee

The purpose of our Executive Committee is to possess and exercise, during the intervals between meetings of the full Board of Directors, the powers and authority of the Board of Directors to the extent permitted by our Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws, Corporate Governance Guidelines, any stockholders’ agreement then in effect and governing law. The Executive Committee shall also perform such other duties as may be directed by the Board of Directors from time to time.

Code of Business Conduct

We have adopted a Code of Business Conduct that applies to all directors, officers and employees. Our Code of Business Conduct can be found on our “Investor Relations” website, www.transunion.com\tru, on the “Leadership and Governance” page, and a copy of the Code of Business Conduct may also be obtained free of charge upon a request directed to TransUnion, 555 West Adams Street, Chicago, Illinois 60661, Attn: Corporate Secretary. Our Code of Business Conduct is a “code of ethics,” as defined in Item 406(b) of Regulation S-K. We will make any legally required disclosures regarding amendments to, or waivers of, provisions of our Code of Business Conduct on our website.

Communications with Directors

We have established a process for stockholder communications with directors. Any stockholder who would like to communicate with, or otherwise make his or her concerns known directly to the chairperson of any of the Audit and Compliance, Nominating and Corporate Governance or Compensation Committees, or to the non-management or independent directors as a group, may do so by addressing such communications or concerns to the Corporate General Counsel (John Blenke, jblenke@transunion.com), 555 West Adams Street, Chicago, Illinois 60661, who will forward such communications to the appropriate party. Such communications may be made confidentially or anonymously.

Directors and Executive Officers

Our directors and executive officers, and their positions and ages as of March 15, 2016, are set forth below:

Name	Age	Position
James M. Peck	52	Director, President & Chief Executive Officer
Samuel A. Hamood	47	Executive Vice President & Chief Financial Officer
John W. Blenke	60	Executive Vice President & Corporate General Counsel
Christopher A. Cartwright	50	Executive Vice President—U.S. Information Services
John T. Danaher	51	Executive Vice President—Consumer Interactive
Gerald M. McCarthy, Jr.	46	Executive Vice President—Healthcare
David M. Neenan	50	Executive Vice President—International
George M. Awad	55	Director
Christopher Egan	39	Director
Pamela A. Joseph	57	Director
Gilbert H. Klemann	36	Director
Siddharth N. (Bobby) Mehta	57	Director
Leo F. Mullin	73	Director, Chairman of the Board
Andrew Prozes	70	Director
Sumit Rajpal	40	Director
Steven M. Tadler	56	Director

James M. Peck joined the Company in December 2012 as President and Chief Executive Officer. Mr. Peck has more than 20 years of information management, global product development and engineering experience. From March 2004 through December 2012, Mr. Peck was the Chief Executive Officer for the LexisNexis Risk Solutions business of Reed Elsevier, where he successfully integrated Lexis Nexis’ acquisitions of Seisint in 2004 and ChoicePoint in 2008. From 2001 through 2004, Mr. Peck was Senior Vice President and Chief Product Officer of the Global Electronic Product Development Organization of LexisNexis, where he was responsible for product development and online solutions to serve global markets. Prior to 2001, Mr. Peck was the Senior Vice President of Product Development with Celera Genomics, a bio-technology firm that sequenced the human genome. Prior to that, he spent a decade at LexisNexis in engineering and executive roles to manage and build information solutions.

Samuel A. Hamood joined the Company in February 2008. Since Mr. Hamood joined, he has served as Executive Vice President and Chief Financial Officer. From 2000 through January 2008, he held a variety of positions at Electronic Data Systems. From January 2007 to January 2008, he was the Chief Financial Officer for the U.S. Region. From April 2004 to December 2006, he was the Vice President of Investor Relations. From 2002 through March 2004, he was the Senior Director of Corporate Strategy and Planning. Prior to that, he spent six years with the Walt Disney Company in a variety of finance and strategy roles with increasing levels of responsibility. He also spent five years in the audit practice of Deloitte and Touche, LLP.

John W. Blenke joined the Company in May 2003. Since Mr. Blenke joined, he has served as the Executive Vice President and Corporate General Counsel. From 1989 through April 2003, he held a variety of positions with Household International, Inc. (predecessor to HSBC North America), including most recently the Vice President of Corporate Law, where he managed the corporate legal functions responsible for mergers and acquisitions, corporate finance and consumer finance branch-based and wholesale lending.

Christopher A. Cartwright joined the Company in August 2013 as Executive Vice President-U.S. Information Services. From December 2010 through March 2013, he was the Chief Executive Officer of Decision Insight

Information Group, a portfolio of independent businesses providing real property information, software and services to insurance, finance, legal and real estate professionals in the United States, Canada and Europe. From June 1997 through October 2010, he held a variety of positions at Wolters Kluwer, a global information services and workflow solutions company, where he was CEO of Corporate Legal and Financial Services Division of North America and Shared Services. Prior to Wolters Kluwer, he was Senior Vice President, Strategic Planning & Operations for Christie’s Inc. and Strategy Consultant for Coopers and Lybrand.

John T. Danaher joined the Company in November 2002 and is currently Executive Vice President-Consumer Interactive. Mr. Danaher has more than 25 years of financial services industry expertise and direct marketing experience and has served as the president of the consumer subsidiary of TransUnion since 2004. Prior to TransUnion, from 2001 to 2002, Mr. Danaher was Chief Operating Officer of TrueLink, Inc., which was acquired by TransUnion. Mr. Danaher joined TrueLink, Inc. from Citibank, where he held several roles including Vice President of E-Commerce, where he was responsible for planning and executing Citibank’s e-commerce strategy for home equity loan products. He also served in a variety of leadership roles in operations and technology.

Gerald M. McCarthy, Jr. joined the Company as Executive Vice President-Healthcare in July 2014. From January 2012 through June 2014, Mr. McCarthy was the Chief Strategy Officer of HealthMEDX, a leading software provider for long-term care, home care and rehabilitation organizations. Prior to joining HealthMEDX, Mr. McCarthy held a number of executive positions at McKesson Provider Technologies, including Senior Vice President, Product Management and Marketing from July 2007 to December 2011; Vice President, Physician Solutions from January 2005 to June 2007; Division Vice President of Sales, Clinical and Imaging Solutions from January 2004 to December 2005; and Clinical Solution Specialist from December 2001 to December 2003.

David M. Neenan joined the Company in September 2012 as Executive Vice President-International. From October 1998 through September 2012, he held a variety of positions at HSBC. From 2011 through August 2012, he served as the Global Chief Operations Officer for HSBC’s insurance division. From 2009 through 2011, he served as the Global Head of Sales and marketing for the insurance division. From July 2006 through 2008, he served as President and CEO of HSBC Finance, Canada.

George M. Awad has served as a director since November 2013. Mr. Awad created and is the principal of Gibraltar Capital Corporation, a wealth management and advisory firm providing investment and business advice to wealthy, internationally-based families. He is a highly accomplished executive with exceptional operating experience in running large, global businesses across the full suite of consumer financial services products, including senior leadership roles with GE Capital (1988-2006) and Citigroup, Inc. (2006-2011), with focus on domestic and global markets. Most recently, Mr. Awad served as CEO, Consumer Finance for Citigroup, with prior positions as CEO, North America Cards and CEO, Global Consumer Group EMEA.

Christopher Egan has served as a director since April 2012. Mr. Egan is a Managing Director at Advent International, having joined the firm in 2000. He has co-led Advent’s investments in nine companies, including Equiniti, BondDesk Group, National Bankruptcy Services, Datek Online Holdings, CETIP, Sophis, RedPrairie, GFI Group and P2 Energy Group. Mr. Egan previously worked at UBS Warburg in the financial sponsors group. Mr. Egan also serves as a director on the board of P2 Energy Group.

Pamela A. Joseph has served as a director since September 2015. Ms. Joseph recently retired as Vice Chairman of U. S. Bancorp Payment Services and Chairman of Elavon (formerly NOVA Information Systems, Inc.), a wholly-owned subsidiary of U.S. Bancorp, a position she held since 2004. Ms. Joseph currently is a director of Centene Corporation (since 2007) and Paychex, Inc. (since 2005). She serves on the Audit Committee and Compensation Committee of Centene and on the Audit and Executive Committee of Paychex. On March 9, 2016, TSYS announced that Ms. Joseph will join TSYS as President and Chief Operating Officer, effective May 1, 2016.

Gilbert H. Klemann has served as a director since June 2015. Mr. Klemann is a Managing Director in the Merchant Banking Division of Goldman, Sachs & Co. (“GS MBD”), where he focuses on investments in financial services. He joined Goldman, Sachs & Co. in 2001 in the Investment Banking Division, rejoined in 2006 in GS MBD and became a Managing Director in 2013. Mr. Klemann also serves as a director on the board of Safe-Guard Products International, LLC.

Siddharth N. (Bobby) Mehta has served as a director since April 2012 and is the former President and Chief Executive Officer of TransUnion. He joined the Company in August 2007 and served as the President & Chief Executive Officer until December 31, 2012. From May 2007 through July 2007, he was a consultant to our board of directors. From 1998 through February 2007, he held a variety of positions with HSBC Finance Corporation and HSBC North America Holdings, Inc., including Chairman and Chief Executive Officer of HSBC Finance Corporation. He also serves on the board of directors of The Allstate Corporation, Piramal Enterprises Limited, DataCard Group, The Chicago Public Education Fund, The Field Museum, the Myelin Repair Foundation, The Lab School and Avant, Inc.

Leo F. Mullin has served as a director since 2012. He was appointed as Chairman of the Board in February 2015. Mr. Mullin is a Senior Advisor, on a part-time basis, to Goldman Sachs Capital Partners (“GSCP”), including board service on companies in which GSCP has invested. Mr. Mullin retired from Delta Airlines in April 2004, after having served as Chief Executive Officer of Delta since 1997 and Chairman since 1999. Mr. Mullin was Vice Chairman of Unicom Corporation and its principal subsidiary, Commonwealth Edison Company, from 1995 to 1997. He was an executive of First Chicago Corporation, the nation’s tenth largest bank, from 1981 to 1995, serving as that company’s President and Chief Operating Officer from 1993 to 1995, and as Chairman and Chief Executive Officer of American National Bank, a subsidiary of First Chicago Corporation, from 1991 to 1993. He has also served as a senior vice president at Conrail for five years, and as a consultant with McKinsey and Company for nine years, the last three years as a partner. Mr. Mullin previously served as director of Johnson & Johnson from 1999 to April 2015, and currently serves as a director of Chubb.

Andrew Prozes has served as a director since January 2014. Mr. Prozes currently serves as Executive Chairman of Alert Global Media Holdings, LLC and Scribestar Limited, and on the boards of Interactive Data Corporation, Asset International Inc. and Ethoca Limited. He also serves as a director and chairs the Compensation Committee for Cott Corporation. Mr. Prozes served as the Chief Executive Officer of LexisNexis and on the board of directors of Reed Elsevier PLC from 2000 until December 2010. Prior to joining Reed Elsevier, Mr. Prozes served as Executive Vice President and Chief Operating Officer of West Group, part of the Thomson Reuters Corporation, from 1997 to 2000. From 1988 to 1996, he served as President of Southam’s City Newspapers and was responsible for thirteen daily newspapers and Southam’s business information. Mr. Prozes is a past Chairman of The U.S. Information Industry Association and has served on the boards of the Information Technology Association of Canada and the Canadian Newspaper Association. He is also a board member of the National Executive Services Corporation and a board and Executive Committee member of The Atlantic Council in Washington, D.C.

Sumit Rajpal has served as director since April 2012, Mr. Rajpal is a Managing Director in GS MBD, where he leads the financial services investment practice globally. He joined Goldman, Sachs & Co. in 2000 and became a Managing Director in 2007. Mr. Rajpal also serves as a director on the boards of Safe-Guard Products International, LLC, Hastings Insurance Services Limited, ProSight Specialty Insurance Holdings, Banner Corp. (formerly known as SKBHC Holdings, LLC) where he is an observer on the board, Enstar Group Limited and Ipreo Parent Holdco LLC.

Steven M. Tadler has served as a director since April 2012. Mr. Tadler is a Managing Partner at Advent International, having joined the firm in 1985 and becoming Managing Director of the North American buyouts group in 1994. From 1997 to 2006, Mr. Tadler headed Advent’s European Operations. Mr. Tadler also serves as a director on the boards of Bojangles’, Inc., wTe Corporation, and Advent.

There are no family relationships among any of the Company’s directors and executive officers.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 15, 2016, by:

•	each person that is the beneficial owner of more than 5% of our outstanding common stock;

•	each member of our board of directors;

•	each of our named executive officers; and

•	all of the members of our board of directors and our executive officers as a group.

The information below is based on a total of 182,454,882 shares of our common stock outstanding as of March 15, 2016.

To our knowledge, unless otherwise disclosed in the footnotes to this table, and subject to applicable community property laws, we believe that the persons named in the table have sole voting and investment power with respect to their beneficially owned common stock.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof, or has the right to acquire such powers within 60 days. Common stock subject to options that are currently exercisable or exercisable within 60 days of March 15, 2016, are deemed to be outstanding for calculating the percentage ownership of the person holding the options, but are not deemed outstanding for the purposes of calculating the percentage ownership of any other person. Unless otherwise indicated in the table or footnotes below, the address for each beneficial owner is c/o TransUnion, 555 West Adams Street, Chicago, Illinois 60661.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percent of Common Stock Outstanding
5% or greater stockholders:
Investment funds affiliated with Advent International Corporation(1)	63,416,341	34.8%
Investment funds affiliated with The Goldman Sachs Group, Inc.(2)	63,416,341	34.8%
Directors and named executive officers:
George W. Awad(3)	62,621	*
Christopher Egan(4)	—	—
Pamela A. Joseph(5)	12,260	*
Gilbert Klemann(2)(6)	63,416,341	34.8%
Siddharth N. (Bobby) Mehta(7)	429,166	*
Leo F. Mullin(8)	60,508	*
Andrew Prozes(9)	75,635	*
Sumit Rajpal(2)(10)	63,416,341	34.8%
Steven M. Tadler(11)	—	—
James M. Peck(12)	879,069	*
Samuel A. Hamood(13)	286,671	*
Christopher A. Cartwright(14)	314,314	*
Gerald M. McCarthy, Jr.(15)	54,121	*
David M. Neenan(16)	473,727	*
John W. Blenke(17)	176,610	*
John T. Danaher (18)	58,750	*
All directors and executive officers as a group (16 persons)	2,883,452	1.6%

*Less	than 1%.

(1)	The funds managed by Advent International Corporation own 100% of Advent-TransUnion Acquisition Limited Partnership, which in turn owns 34.8% of TransUnion, for a 34.8% indirect ownership for the funds managed by Advent International Corporation. This 34.8% indirect ownership consists of 27,949,754 shares deemed to be beneficially owned by Advent International GPE VI Limited Partnership, 17,912,934 shares deemed to be beneficially owned by Advent International GPE VI-A Limited Partnership, 1,413,012 shares deemed to be beneficially owned by Advent International GPE VI-B Limited Partnership, 1,438,358 shares deemed to be beneficially owned by Advent International GPE VI-C Limited Partnership, 1,260,939 shares deemed to be beneficially owned by Advent International GPE VI-D Limited Partnership, 3,472,334 shares deemed to be beneficially owned by Advent International GPE VI-E Limited Partnership, 5,265,528 shares deemed to be beneficially owned by Advent International GPE VI-F Limited Partnership, 3,313,924 shares deemed to be beneficially owned by Advent International GPE VI-G Limited Partnership, 1,026,493 shares deemed to be beneficially owned by Advent Partners GPE VI 2008 Limited Partnership, 38,019 shares deemed to be beneficially owned by Advent Partners GPE VI 2009 Limited Partnership, 88,709 shares deemed to be beneficially owned by Advent Partners GPE VI 2010 Limited Partnership, 88,709 shares deemed to be beneficially owned by Advent Partners GPE VI-A Limited Partnership and 95,046 shares deemed to be beneficially owned by Advent Partners GPE VI-A 2010 Limited Partnership. Advent International Corporation is the manager of Advent International LLC, which in turn is the general partner of GPE VI GP Limited Partnership and GPE VI GP (Delaware) Limited Partnership. GPE VI GP Limited Partnership is the general partner of Advent International GPE VI Limited Partnership, Advent International GPE VI-A Limited Partnership, Advent International GPE VI-B Limited Partnership, Advent International GPE VI-F Limited Partnership and Advent International GPE VI-G Limited Partnership. GPE VI GP (Delaware) is the general partner of Advent International GPE VI-C Limited Partnership, Advent International GPE VI-D Limited Partnership and Advent International GPE VI-E Limited Partnership. Advent International Corporation is the manager of Advent International LLC, which in turn is the general partner of Advent Partners GPE VI 2008 Limited Partnership, Advent Partners GPE VI 2009 Limited Partnership, Advent Partners GPE VI 2010 Limited Partnership, Advent Partners GPE VI-A Limited Partnership and Advent Partners GPE VI-A 2010 Limited Partnership. Advent International Corporation exercises voting and investment power over the shares held by each of these entities and may be deemed to have beneficial ownership of any shares held by them. With respect to any shares of common stock of the Company held by the funds managed by Advent International Corporation, a committee of individuals currently composed of David M. Mussafer, Steven M. Tadler and David M. McKenna, none of whom have individual voting or investment power, exercises voting and investment power over any shares beneficially owned by Advent International Corporation. In addition, Harry Gambill, a former Industry Advisor for Advent International Corporation, holds 52,582 shares of common stock. Through a written agreement with Mr. Gambill, Advent International Corporation has sole voting power and, at times, investment power over these shares. The shares reported in the table above do not include shares held by members of management of the Company which are subject to an agreement pursuant to which the management stockholders have appointed the Company as their attorney-in-fact to vote, provide a written consent or take any other action with respect to all matters with respect to such shares in the same proportion as shares held by the investment funds affiliated with Advent International Corporation. Advent International Corporation and its affiliated funds disclaim beneficial ownership of all such shares. The address of Advent International Corporation and each of the funds listed above is c/o Advent International Corporation, 75 State Street, Floor 29, Boston, MA 02109.
(2)	Shares shown as beneficially owned by investment funds affiliated with The Goldman Sachs Group, Inc. reflect an aggregate of the following record ownership: (i) 24,748,458 shares held by GS Capital Partners VI Fund, L.P.; (ii) 6,805,403 shares held by GS Capital Partners VI Parallel, L.P.; and (iii) 31,862,480 shares held by SpartanShield Holdings. GS Capital Partners VI Offshore Fund, L.P., GS Capital Partners VI GmbH & Co. KG, MBD 2011 Holdings, L.P., Bridge Street 2012 Holdings, L.P. and Opportunity Partners Offshore-B Co-Invest AIV, L.P. (together with GS Capital Partners VI Fund, L.P. and GS Capital Partners VI Parallel, L.P., the “Goldman Sachs Funds”) own partnership interests of SpartanShield Holdings. The Goldman Sachs Group, Inc. and Goldman, Sachs & Co. are deemed to beneficially own all of the abovementioned shares and are deemed to beneficially own an additional 1,158 shares of common stock. Goldman, Sachs & Co. is a direct and indirect wholly owned subsidiary of The Goldman Sachs Group, Inc. Goldman, Sachs & Co. is the investment manager of certain of the Goldman Sachs Funds. The Goldman Sachs Group, Inc., and Goldman, Sachs & Co. may be deemed to beneficially own indirectly, in the aggregate, all of the common stock owned by SpartanShield Holdings because (i) the Goldman Sachs Funds, of which affiliates of Goldman, Sachs & Co. and The Goldman Sachs Group, Inc. are the general partner, managing general partner or investment manager, share voting and investment power with certain of its respective affiliates and (ii) the Goldman Sachs Funds control SpartanShield Holdings and have the power to vote or dispose of all of the common stock of the company owned by SpartanShield Holdings. Shares of common stock that may be deemed to be beneficially owned by the Goldman Sachs Funds that correspond to the Goldman Sachs Funds’ partnership interests of SpartanShield Holdings consist of: (1) 20,584,897 shares of common stock deemed to be beneficially owned by GS Capital Partners VI Offshore Fund, L.P., (2) 879,561 shares of common stock deemed to be beneficially owned by GS Capital Partners VI GmbH & Co. KG, (3) 759,406 shares of common stock deemed to be beneficially owned by MBD 2011 Holdings, L.P., (4) 876,238 shares of common stock deemed to be beneficially owned by Bridge Street 2012 Holdings, L.P., and (5) 8,762,378 shares of common stock deemed to be beneficially owned by Opportunity Partners Offshore-B Co-Invest AIV, L.P. Each of Mr. Gilbert H. Klemann and Mr. Sumit Rajpal is a Managing Director in the Merchant Banking Division of Goldman, Sachs & Co., and therefore each of Messrs. Klemann and Rajpal may be deemed to have beneficial ownership of the shares held by the Goldman Sachs Funds. The Goldman Sachs Group, Inc., Goldman, Sachs & Co. and Messrs. Klemann and Rajpal each disclaim beneficial ownership of the shares of common stock owned directly or indirectly by SpartanShield Holdings and the Goldman Sachs Funds, except to the extent of their pecuniary interest therein, if any. The shares reported in the table above do not include shares held by members of management of the Company which are subject to an agreement pursuant to which the management stockholders have appointed the Company as their attorney-in-fact to vote, provide a written consent or take any other action with respect to all matters with respect to such shares in the same proportion as shares held by the Goldman Sachs Funds. The Goldman Sachs Funds and its affiliated funds disclaim beneficial ownership of all such shares. The address of the Goldman Sachs Funds, SpartanShield Holdings, The Goldman Sachs Group, Inc. and Goldman, Sachs & Co. is 200 West Street, New York, NY 10282.

(3)	Represents 43,186 shares of common stock held of record and options to purchase 19,435 shares of common stock, which are exercisable within 60 days.
(4)	Christopher Egan holds no shares directly. Mr. Egan is a managing director at Advent International Corporation, which manages funds that collectively own 63,416,341 shares of common stock. See footnote 1 above. The address of Mr. Egan is c/o Advent International Corporation, 75 State Street, Floor 29, Boston, MA 02109.
(5)	Represents 12,260 shares of common stock held of record, including 6,085 unvested shares of restricted stock.
(6)	Gilbert H. Klemann is a managing director of Goldman, Sachs & Co. As such, Mr. Klemann may be deemed to have shared voting and investment power over, and therefore, may be deemed to beneficially own, shares of common stock of the Company owned by the Goldman Sachs Funds and SpartanShield Holdings. Mr. Klemann disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein, if any. Mr. Klemann holds no shares directly. The address of Mr. Klemann is c/o Goldman, Sachs & Co., 200 West Street, New York, NY 10282.
(7)	Represents 397,173 shares of common stock held of record and options to purchase 31,993 shares of common stock, which are exercisable within 60 days.
(8)	Leo F. Mullin is a senior advisor, on a part-time basis, to the Merchant Banking Division of Goldman, Sachs & Co. The address of Mr. Mullin is c/o Goldman, Sachs & Co., 200 West Street, New York, NY 10282. Represents 52,244 shares of common stock held of record and options to purchase 8,264 shares of common stock, which are exercisable within 60 days.
(9)	Represents 58,361 shares of common stock held of record and options to purchase 17,274 shares of common stock, which are exercisable within 60 days.
(10)	Sumit Rajpal is a managing director of Goldman, Sachs & Co. As such, Mr. Rajpal may be deemed to have shared voting and investment power over, and therefore, may be deemed to beneficially own, shares of common stock of the Company owned by the Goldman Sachs Funds and SpartanShield Holdings. Mr. Rajpal disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein, if any. Mr. Rajpal holds no shares directly. The address of Mr. Rajpal is c/o Goldman, Sachs & Co., 200 West Street, New York, NY 10282.
(11)	Steven M. Tadler holds no shares directly. Mr. Tadler is a managing partner at Advent International Corporation, which manages funds that collectively own 63,416,341 shares of common stock. See footnote 1 above. Mr. Tadler’s address is c/o Advent International Corporation, 75 State Street, Floor 29, Boston, MA 02109.
(12)	Represents 564,821 shares of common stock held of record and options to purchase 314,248 shares of common stock, which are exercisable within 60 days
(13)	Represents 166,118 shares of common stock held of record and options to purchase 120,553 shares of common stock, which are exercisable within 60 days.
(14)	Represents 170,350 shares of common stock held of record and options to purchase 143,964 shares of common stock, which are exercisable within 60 days.
(15)	Represents 24,321 shares of common stock held of record and options to purchase 29,800 shares of common stock, which are exercisable within 60 days.
(16)	Represents 449,059 shares of common stock held of record and options to exercise 24,668 shares of common stock, which are exercisable within 60 days.
(17)	Represents 176,610 shares of common stock held of record, including 49,187 unvested shares of restricted stock.
(18)	Represents 34,326 shares of common stock held of record and options to purchase 24,424 shares of common stock, which are exercisable within 60 days.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons owning more than 10% of a registered class of the Company’s equity securities, to file with the SEC reports of ownership and changes in ownership of the Company’s equity securities. These same persons are also required to furnish the Company with copies of all such forms. Based solely on a review of the copies of the forms furnished to the Company, or written representations that no Form 5 filings were required, we believe that, with respect to the 2015 fiscal year, all required Section 16(a) filings were timely made.

Interests of Management and Others in Certain Transactions

Our Board of Directors has adopted a written Related Person Transaction Policy, which provides that any “Related Person Transaction” must be reviewed and approved or ratified in accordance with specified procedures. The term “Related Person Transaction” includes any transaction, arrangement or relationship, or series of similar transactions, arrangements or relationships, in which (1) the aggregate dollar amount involved exceeds $120,000 in any fiscal year, (2) the Company is, or is proposed to be, a participant, and (3) any person who is or was (since the beginning of the last year) a director, a nominee for director, an executive officer or a beneficial owner of more than five percent of any class of the Company’s voting securities, or a member of the immediate family of any such person, had, has or will have a direct or indirect interest (other than solely as a result of being a director or a less than 10 percent beneficial owner of another entity).

The policy requires each director, nominee and executive officer to notify the General Counsel in writing of any Related Person Transaction in which the director, nominee, executive officer or an immediate family member has or will have an interest and to provide specified details of the transaction. The General Counsel will deliver a copy of the notice to the Audit and Compliance Committee. The Audit and Compliance Committee will review the material facts of each proposed Related Person Transaction and approve, ratify or disapprove the transaction.

The vote of a majority of disinterested members of the Audit and Compliance Committee is required for the approval or ratification of any Related Person Transaction. The Audit and Compliance Committee may approve or ratify a Related Person Transaction if the Audit and Compliance Committee determines, in its business judgment, based on the review of all available information, that the transaction is fair and reasonable to the Company, that there is a business or corporate interest supporting the Related Person Transaction, and that the Related Person Transaction is in the best interests of the Company. In making this determination, the Audit and Compliance Committee will consider, among other things, (i) the business or corporate purpose of the transaction, (ii) whether the transaction is entered into on an arms-length basis and on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances, (iii) whether the interest of the director, nominee, executive officer, beneficial owner or family member in the transaction is material, (iv) whether the transaction would impair the independence of the director or executive officer, (v) whether the transaction would otherwise present an improper conflict of interest, and (vi) whether the transaction would violate any law or regulation applicable to the Company or any provision of the Company’s Code of Business Conduct. The policy also contains categories of pre-approved transactions that the Board has identified as not having a significant potential for an actual or potential conflict of interest or improper benefit.

In any case where the Audit and Compliance Committee determines not to approve or ratify a Related Person Transaction, the matter will be referred to the General Counsel for review and consultation regarding the appropriate disposition of such transaction, arrangement or relationship including, but not limited to, termination of the transaction, rescission or modification of the transaction in a manner that would permit it to be ratified and approved.

Registration Rights Agreement

We are parties to a registration rights agreement with certain affiliates of the Sponsors and certain members of management. The Registration Rights Agreement provides the Sponsors an unlimited number of “demand” registrations, which require us to register shares of our common stock under the Securities Act of 1933, as amended (the “Securities Act”), held by the Sponsors and, if requested, to maintain a shelf-registration statement effective with respect to such shares. Each of the Sponsors and members of management party to the Registration Rights Agreement is also entitled to customary “piggyback” registration rights and entitled to participate in any registration of our common stock under the Securities Act that we may undertake. The Registration Rights Agreement also provides that we will pay certain expenses relating to such registrations and indemnify the Sponsors and the members of management party thereto against certain liabilities which may arise under the Securities Act.

Amended and Restated Major Stockholders’ Agreement

We, the GS Investors and the Advent Investor entered into a major stockholders’ agreement on April 30, 2012, as amended from time to time. The Amended and Restated Major Stockholders’ Agreement provides that two directors shall be designated for election to the board of directors by the GS Investors or their affiliates, and two directors shall be designated for election to the board of directors by the Advent Investor or its affiliates (so long as neither of the GS Investors nor the Advent Investor has transferred more than 75% of their initial ownership interest in the Company). If either Sponsor transfers more than 75% of their respective initial ownership interests in the Company, then such Sponsor shall only be entitled to designate for election one director; and if either Sponsor transfers more than 90% of their respective initial ownership interest in the Company, then that Sponsor shall not be entitled to designate any directors for election. Moreover, the Amended and Restated Major Stockholders’ Agreement provides that each Sponsor is entitled to appoint certain persons as director. Additionally, so long as the GS Capital Partners VI Parallel, L.P., an affiliate of GS, beneficially owns at least 5% of its initial ownership interest in the Company, it is permitted to designate for election one non-voting observer to our board of directors and any committee thereof.

Additionally, because of The Goldman Sachs Group, Inc.’s status as a bank holding company and election to be treated as a financial holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”), we have agreed to be subject to certain covenants in the Amended and Restated Major Stockholders’ Agreement for the benefit of The Goldman Sachs Group, Inc. that are intended to facilitate compliance with the BHC Act. In particular, The Goldman Sachs Group, Inc. has rights to conduct audits on, and access certain information of, us and has certain rights to review the policies and procedures that we implement to comply with the laws and regulations that relate to our activities. In addition, we are obligated to provide The Goldman Sachs Group, Inc. with notice of certain events and business activities and cooperate with The Goldman Sachs Group, Inc. to mitigate potential adverse consequences resulting therefrom, as well as seek consent from them prior to expanding the nature of our activities. These covenants will remain in effect as long as the Federal Reserve deems us to be a “subsidiary” of The Goldman Sachs Group, Inc. under the BHC Act.

The Amended and Restated Major Stockholders’ Agreement also requires each of the GS Investors and the Advent Investor to consult with one another regarding the transfer of their equity securities of the Company, so long as either of them own at least 20% of its initial ownership interest in the Company.

Use of IPO Proceeds

In connection with our initial public offering of common stock (“IPO”), which we completed on June 30, 2015, we paid underwriting discounts and commissions of approximately $8.8 million to GS, affiliates of which own approximately 34.8% of our outstanding common stock. Messrs. Klemann and Rajpal, each of whom is a member of our Board of Directors, are both Managing Directors at GS. We believe that the services performed by GS in connection with the above offering were provided on terms no more or less favorable than those with unrelated parties.

Data and Data Services

In 2015, we entered into a series of transactions with an affiliate of GS providing for the license of depersonalized data and the provision of data services that we offer to all of our business customers. In connection with these transactions, we received aggregate fees of approximately $0.2 million in 2015. These transactions were approved by the Audit and Compliance Committee pursuant to the Related Person Transaction Policy.

Consulting Agreements

TransUnion, GS and Advent entered into a Consulting Agreement, dated April 30, 2012 (the “Sponsor Consulting Agreement”), which terminated upon the completion of the IPO. Upon termination of the Sponsor Consulting Agreement, we were required to pay in cash to each of GS and Advent all unpaid advisory fees, as described below, payable to GS and Advent, respectively, under the Sponsor Consulting Agreement and all expenses due under the Sponsor Consulting Agreement to each of GS and Advent with respect to periods prior to the termination date.

Pursuant to the terms of the agreement, GS and Advent were to receive an advisory fee of $250,000 each, increasing 5% annually, in exchange for services provided, including (i) general executive and management services; (ii) identification, support, negotiation and analysis of acquisitions and dispositions; (iii) support, negotiation and analysis of financing alternatives, including in connection with acquisitions, capital expenditures and refinancing of existing debt; (iv) finance functions, including assistance in the preparation of financial projections and monitoring of compliance with financing agreements; (v) human resources functions, including searching and recruiting of executives; and (vi) other services as mutually agreed upon. During 2015, GS and Advent provided consulting services to TransUnion totaling $137,794 each.

In connection with his resignation as President and Chief Executive Officer of the Company, TransUnion and Siddharth N. (Bobby) Mehta, a director of the Company, entered into a Consulting Agreement, dated December 6, 2012 (the “Mehta Consulting Agreement”), pursuant to which Mr. Mehta provided advice and consultation to assist Mr. Peck in the transition of duties as Chief Executive Officer and to Mr. Peck and the Board of Directors with respect to the Company’s strategic operating plan and strategic opportunities or transactions considered by the Company from time to time. Pursuant to the terms of the agreement, Mr. Mehta received a consulting services fee of $150,000 on or before January 10th of each year during the term of the agreement. The Mehta Consulting Agreement was terminated as of December 31, 2015.

The consulting agreements described above were entered into prior to the adoption of the Related Person Transactions Policy and were approved by the Company’s Board of Directors.

Directed Share Program

In connection with our IPO, the underwriters reserved 1,477,273 shares of common stock for sale at the IPO price of $22.50 to our directors, officers and employees and certain other persons associated with us, as designated by us. The following officers purchased shares in the directed share program with a value in excess of $120,000:

•	Gerald McCarthy, Jr., Executive Vice President - Healthcare, purchased 9,000 shares, with a total value of $202,500.

•	David Neenan, Executive Vice President - International, purchased 25,000 shares, with a total value of $562,500.

•	James Pieper, Senior Vice President, purchased 6,850 shares, with a total value of $154,125.

Debt and Hedge Activities

As of December 31, 2015 and 2014, interest accrued on debt to related parties was less than $0.1 million, for each respective period. During 2015, we borrowed against our Senior Secured Term Loan A, and as of December 31, 2015, there was approximately $64.8 million owed to affiliates of GS. As of December 31, 2014 there was $10.5 million of our senior secured revolving line of credit owed to affiliates of GS and no outstanding borrowings as of December 31, 2015. During 2015, we terminated our interest rate swap agreements, paying affiliates of GS $1.7 million, and entered into a new interest rate cap agreement with one of the counter-parties being an affiliate of GS. As of December 31, 2015, the fair value of the cap owed by an affiliate of GS was $0.1 million. For the years-ended December 31, 2015, 2014 and 2013 affiliates of GS were paid $2.0 million, $1.5 million and $1.1 million, respectively, of interest expense and fees related to debt and hedge instruments.

Financing Transactions

On June 30, 2015, we amended our senior secured credit facility to refinance the senior secured credit facility with a new $1,881.0 million term loan and a new $350.0 million five-year senior secured term loan drawn in July 2015. The amendments also refinanced the existing revolving line of credit with a five-year $210.0 million revolving line of credit. In connection with such refinancing transaction, affiliates of GS were paid $0.1 million in upfront fees.

PROPOSAL 1: ELECTION OF DIRECTORS

Upon the recommendation of the Nominating and Corporate Governance Committee, our Board has nominated the three people named below for election as Class I directors at our Annual Meeting. Each of the nominees for director has agreed to be named in this proxy statement and to serve as a director if elected. Each of Messrs. Awad, Mehta and Prozes serves as a Class I Director. Each nominee, if elected, will serve as a director until our 2019 Annual Meeting of Stockholders and until his successor has been elected and qualified, or until his earlier death, resignation or removal.

Nominees:

George M. Awad

Siddharth N. (Bobby) Mehta

Andrew Prozes

Directors will be elected by a plurality of the votes of the shares of our common stock present in person or represented by proxy at the 2016 Annual Meeting of Stockholders and entitled to vote on the election of directors, which means that the three nominees receiving the highest number of affirmative votes will be elected. Proxies cannot be voted for a greater number than the three nominees named herein. Unless instructions to the contrary are given, all properly delivered proxies will be voted for the election of these three nominees as directors.

In the event that any nominee for any reason is unable to serve, or for good cause will not serve, the proxies will be voted for such substitute nominee as our Board may determine. We are not aware of any nominee who will be unable to serve, or for good cause will not serve, as a director.

The relevant experiences, qualifications, attributes or skills of each nominee that led our Board to recommend the above persons as a nominee for director are described in the section entitled “Directors and Executive Officers.”

The Board of Directors recommends a vote “FOR” each of the foregoing nominees to serve as a Class I director.

Director Compensation

The following tables and narrative footnotes discuss the compensation earned by our directors who are not employed by TransUnion or either of the Sponsors, or any of the Sponsor’s respective affiliates (each, an “unaffiliated director”). Messrs. Egan, Klemann, Rajpal and Tadler are not considered unaffiliated directors because of their relationships with our Sponsors, which hold significant interests in TransUnion, and, accordingly, received no compensation for their service on the Board of Directors in 2015. Mr. Peck is not included in the table below because, as President and Chief Executive Officer, disclosure in respect of his compensation is presented in the Summary Compensation Table. Mr. Peck does not receive any additional compensation for his service on the Board of Directors.

Prior to our IPO, the 2015 annualized compensation rates for the unaffiliated directors related to service on our Board of Directors and Committees were as follows:

Board of Directors Annual Retainer	$85,000
Audit and Compliance Committee Chair	$10,000
Compensation Committee Chair	$5,000

Following the IPO, the 2015 annualized compensation rates for the unaffiliated directors related to service on our Board of Directors and Committees were as follows:

Board of Directors Annual Retainer	$85,000
Board Chair Fee	$100,000
Audit and Compliance Committee Chair Fee	$30,000
Compensation Committee Chair Fee	$25,000
Governance and Nominating Committee Chair Fee	$20,000
Committee Member Fees	$10,000

In addition, our unaffiliated directors receive stock options pursuant to the 2012 Management Equity Plan or restricted stock under our 2015 Management Equity Plan, which vest pro rata over a five-year period (or such shorter term as may be set by the Compensation Committee) and have such other terms and conditions as the Compensation Committee may specify.

Total compensation paid to our independent directors in 2015 is shown in the table below. Annual retainer amounts are prorated based on dates of service for newly-appointed independent directors.

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
George M. Awad(1)	$95,000	$—	$ —	$—	$—	$—	$95,000
Siddharth N. (Bobby) Mehta(2)	117,500	—	—	—	—	—	117,500
Andrew Prozes(3)	111,250	—	—	—	—	—	111,250
Leo F. Mullin(4)	205,000	—	234,712	—	—	—	439,712
Pamela Joseph(5)	52,500	149,995	—	—	—	—	202,495

(1) Mr. Awad is a member of the Audit and Compliance Committee.

(2) Mr. Mehta is the Chair of the Audit and Compliance Committee. In connection with his resignation as President and Chief Executive Officer of the Company, Mr. Mehta, a director of the Company, entered into a Consulting Agreement with TransUnion pursuant to which Mr. Mehta provided advice and consultation to assist Mr. Peck in the transition of duties as Chief Executive Officer and to Mr. Peck and the Board of Directors with respect to the Company’s strategic operating plan and strategic opportunities or transactions considered by the Company from time to time. Pursuant to the terms of the agreement, Mr. Mehta received a consulting services fee of $150,000 on or before January 10 of each year during the term of the agreement. This agreement was terminated as of December 31, 2015.

(3) Mr. Prozes is the Chair of the Compensation Committee.

(4) Mr. Mullin is the Chair of the Board and the Nominating and Corporate Governance Committee and a member of the Audit and Compliance Committee. He received a grant of 33,058 service-condition stock options with an aggregate grant date fair value of $234,712 that vest over five years from grant date

(5) Ms. Joseph was appointed to the Board, effective as of September 28, 2015. She is a member of the Audit and Compliance Committee. She received a grant of 6,085 shares of restricted stock under the 2015 Management Stock Plan with an aggregate grant date fair value of $149,995 that cliff vest one year from grant date.

Business Expenses

The independent directors are reimbursed for their business expenses related to their attendance at our meetings, including room, meals and transportation to and from Board and committee meetings. On rare occasions, a director’s spouse may accompany a director when traveling on TransUnion business.

Director and Officer Liability (or D&O) Insurance

D&O insurance insures our individual directors and officers against certain losses that they are legally required to bear as a result of their actions while performing duties on our behalf. Our D&O insurance policy does not break out the premium for directors versus officers and, therefore, a dollar amount cannot be assigned to the coverage provided for individual directors.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit and Compliance Committee of our Board has appointed the independent registered public accounting firm of Ernst & Young LLP to audit our consolidated financial statements for the year ending December 31, 2016. Ernst & Young LLP has been engaged as our independent registered public accounting firm since our formation in 2012. We are not required under SEC regulations to submit this proposal. However, the Board believes it is appropriate and a good corporate governance practice to do so.

The ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2016 will be determined by the vote of a majority of the voting power of the shares present or represented at the 2016 Annual Meeting of Stockholders and voting affirmatively or negatively on the proposal. Unless instructions to the contrary are given, all properly delivered proxies will be voted “FOR” ratification.

If the appointment is not ratified by the stockholders, the Audit and Compliance Committee will consider the appointment of a different independent registered public accounting firm.

A representative of Ernst & Young is expected to be present at the Annual Meeting, will be offered the opportunity to make a statement if the representative desires to do so and will be available to respond to appropriate questions.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2016.

Audit and Related Fees

The following table sets forth the aggregate fees paid to Ernst & Young, our principal accountant, for the years ended December 31, 2015 and 2014:

Category (in millions)	2015	2014
Audit fees	$2.7	$2.3
Audit-related fees	1.0	1.7
Tax fees	0.1	—
All other fees	—	—

Total	$3.8	$4.0

All audit and non-audit services provided by our principal accountant, or any other independent auditor, must be approved by the Audit and Compliance Committee of our Board of Directors. For engagements expected to generate fees of $50,000 or less, audit and non-audit services by an independent auditor can be approved by the Chairman of the Audit and Compliance Committee. Audit-related fees include fees paid for due diligence related to mergers and acquisitions and the review of controls and security of our information systems. All of the fees paid to our principal accountant in 2015 and 2014 were pre-approved by our Audit and Compliance Committee.

Audit and Compliance Committee Report

The Audit and Compliance Committee of our Board of Directors currently consists of the four directors whose names appear below. Each member of the Audit and Compliance Committee is “independent” and meets the financial literacy requirements of NYSE’s listing standards. The primary purposes of the Audit and Compliance Committee are to assist the Board in monitoring:

•	the integrity of TransUnion’s financial statements and financial reporting processes and systems of internal control;

•	the qualifications and independence of TransUnion’s independent auditors;

•	the performance of TransUnion’s internal audit function and independent auditors; and

•	TransUnion’s compliance with legal and regulatory requirements.

The Audit and Compliance Committee is responsible for appointing, retaining and terminating our independent auditors and also performs the specific functions set forth in its charter, which is available on our website.

The Audit and Compliance Committee has reviewed and discussed with TransUnion’s management and Ernst & Young LLP, TransUnion’s independent auditors, the audited financial statements of TransUnion included in its Annual Report on Form 10-K for the year ended December 31, 2015.

The Audit and Compliance Committee has discussed with TransUnion’s independent auditors all communications required by the auditing standards of the Public Company Accounting Oversight Board (PCAOB), including those required by the PCAOB’s Standard No. 16, “Communications with Audit Committees.” The Audit and Compliance Committee also has received and reviewed the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the PCAOB regarding the independent auditors’ communications with the Audit and Compliance Committee concerning independence, and has discussed with Ernst & Young LLP such independent auditors’ independence. The Audit and Compliance Committee also has considered whether the provision of non-audit services to TransUnion by Ernst & Young LLP is compatible with maintaining their independence.

Based on the review and discussions referred to above, the Audit and Compliance Committee recommended to our Board of Directors that the audited financial statements be included in TransUnion’s Annual Report on Form 10-K for the year ended December 31, 2015 filed with the SEC.

This report is submitted on behalf of the Audit and Compliance Committee.

Siddharth N. (Bobby) Mehta, Chairman

George M. Awad

Pamela A. Joseph

Leo F. Mullin

The foregoing Audit and Compliance Committee Report is not soliciting material, is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

PROPOSAL 3: NON-BINDING ADVISORY VOTE TO APPROVE

NAMED EXECUTIVE OFFICER COMPENSATION

As discussed in the Compensation Discussion and Analysis, which begins on page 30 of this proxy statement, the Board believes that the Company’s long-term success depends largely on the talents of our employees. The Company’s compensation system plays a significant role in our ability to attract, retain, and motivate the highest quality employees. The Board believes that our current compensation program directly links executive compensation to performance and the achievement of strategic goals, aligning the interests of our executive officers with those of our stockholders.

This proposal provides stockholders with the opportunity to cast an advisory vote to approve our executive compensation program. This non-binding advisory vote is commonly referred to as a “say-on-pay” vote. The “say-on-pay” vote is being provided pursuant to SEC regulations. While the vote does not bind the Board to any particular action, the Board values the input of the stockholders, and will take into account the outcome of this vote in considering future compensation arrangements.

The Board encourages you to review carefully the Compensation Discussion and Analysis beginning on page 30 and the Executive Compensation section beginning on page 46, and to cast an advisory vote to approve the Company’s executive compensation programs through the following resolution:

“RESOLVED, that the compensation paid to TransUnion’s named executive officers, as disclosed in the 2016 proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Unless instructions to the contrary are given, all properly delivered proxies will be voted for approval of the compensation of our named executive officers.

The Board of Directors recommends that you vote “FOR” the approval, on a non-binding advisory basis, of the compensation of our named executive officers as disclosed in this proxy statement.

PROPOSAL 4: NON-BINDING ADVISORY VOTE ON THE FREQUENCY OF VOTES TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

As discussed in Proposal 3, the Board values the input of stockholders regarding our executive compensation practices. Stockholders are also invited to express their views on how frequently advisory votes on executive compensation will occur. This non-binding advisory vote is commonly referred to as a “say-on-frequency” vote. Under this proposal, our stockholders may cast a non-binding advisory vote on whether they would prefer to have a vote to approve the compensation of our named executive officers every year, every two years, or every three years, or they may abstain from voting.

Since this is an advisory vote, it is not binding on the Board. However, the Board will take the results of the vote into account when deciding when to call for the next advisory vote on executive compensation. A non-binding advisory vote on frequency similar to this will occur at least once every six years.

The Board of Directors recommends that the advisory vote on executive compensation be held every three years. The Board believes that a triennial vote complements our goal to create a compensation program that enhances long-term stockholder value. As described in the section titled “— Compensation Discussion and Analysis,” our executive compensation program is designed to motivate executives to achieve short-term and long-term corporate goals that enhance stockholder value. To implement our goal of long-term, sustainable stockholder value, some of our compensation awards are contingent upon successful completion of multi-year performance and service to the Company. A triennial vote will provide stockholders with the ability to evaluate our long-term compensation program strategies for the corresponding period, while avoiding an over-emphasis on short-term variations in the Company’s performance and executive compensation.

The Compensation Committee would also benefit from a 3-year time period between advisory votes. Three years will provide the Compensation Committee with sufficient time to analyze the Company’s compensation program (as compared to the Company’s performance over that same period) and to implement necessary modifications. In addition, this period will provide the time necessary for implemented changes to take effect and the effectiveness of such changes to be properly reviewed and modified. The longer time period between votes will also allow the Compensation Committee to consider factors that may impact the Company’s financial performance, stockholder interests and executive pay on a long-term basis.

Stockholders are not being asked to approve or disapprove of the Board’s recommendation, but rather to indicate their own choice as among the frequency options. Please mark on the proxy card your preference as to the frequency of holding stockholder advisory votes on executive compensation, as “1 YEAR,” “2 YEARS” or “3 YEARS”, or you may mark “ABSTAIN” on this proposal. Unless instructions to the contrary are given, all properly delivered proxies will be voted for the option of holding a vote on executive compensation every three years.

The Board of Directors recommends that you vote for the option of every “3 YEARS” as the preferred frequency for advisory votes on executive compensation.

Compensation Discussion and Analysis

The information contained in this Compensation Discussion and Analysis describes the material elements of compensation paid or awarded to our principal executive officer, principal financial officer and the other three most highly compensated executive officers (collectively, our “named executive officers” or “NEOs”) for the twelve months ended December 31, 2015.

For 2015 our named executive officers are:

•	Mr. James M. Peck—President and Chief Executive Officer

•	Mr. Samuel A. Hamood—Executive Vice President and Chief Financial Officer

•	Mr. John W. Blenke—Executive Vice President, Corporate General Counsel & Corporate Secretary

•	Mr. Christopher A. Cartwright—Executive Vice President, U.S. Information Services

•	Mr. David M. Neenan—Executive Vice President, International

The specific amounts and material terms of such compensation paid, payable or awarded for 2015 to the named executive officers are disclosed under “—Executive Compensation—Summary Compensation Table—2015” and the subsequent tables and narrative. The Compensation Committee of the board of directors of TransUnion (the “Compensation Committee”) oversees the compensation program for our named executive officers.

Executive Summary

The Compensation Committee has adopted an executive compensation program that is intended to align the interests of our executives, stockholders and other stakeholders by rewarding executives for the achievement of strategic goals that successfully impact our operations and business results and, thereby, enhance stockholder value without encouraging excessive risk-taking. The primary components of our executive compensation program for the named executives are base salary, annual cash incentives, employee benefits (health and retirement) and long-term equity awards, which consist of stock options and/or restricted stock.

Our Compensation Practices

Through our policies and procedures, we require significant share ownership by our executives, have engaged an independent compensation consultant that advises the Compensation Committee, and place a maximum payment on our annual incentive awards. We believe that through these processes, compensation to our executives is aligned with best practices in the industry.

Key Compensation Elements

Base Salary

We provide named executive officers and other employees with a base salary to compensate them for services rendered during the fiscal year. Base salary comprises 47% of our principal executive officer’s target cash compensation and 52% for the other NEOs, and:

•	Provides competitive pay to attract and retain experienced executives;

•	Is targeted to the 50th percentile (median) of peer group data; and

•	Is reviewed and adjusted, as needed, to ensure competitiveness in the market.

The Compensation Committee annually evaluates the performance of our NEOs and determines their base salaries and other compensation in light of our strategic goals and objectives, the available market information for their positions and the goals of our executive compensation program. In 2015, the Compensation Committee approved an increase to Mr. Peck’s base salary and Mr. Peck recommended, and the Compensation Committee approved, a base salary increase for Mr. Hamood. The increases are described later in the section under “2015 Compensation—Base Salary”. No other NEOs received an increase in their base salary for the twelve months ended December 31, 2015.

Annual Cash Incentive Plan

Our annual cash incentives:

•	Are targeted at a level to ensure competitiveness in the market;

•	Reward high performance and achievement, both for financial results and individual goals; and

•	Are structured to reward at both the consolidated company and business unit levels, thereby placing an emphasis on creating stockholder value.

Individual metrics are designed to reward executive officers based on our overall financial results (as measured against financial targets) and individual performance (as measured against individual goals). The incentive targets, which are set annually with the review and approval of the Compensation Committee, are intended to highlight financial metrics and key strategic priorities. The percentage of target total cash compensation for the NEOs approved by the Compensation Committee as performance-based pay (the annual incentive bonus) represented 53% of the total target cash compensation for our principal executive officer and 48% on average for the other NEOs.

In addition to the salary increases noted above, the Compensation Committee increased Mr. Peck’s 2015 target bonus to 115% of base salary; it had previously been at 100% of base salary. Mr. Hamood’s 2015 target bonus was increased to 100% of base salary from its previous level of 90% of base salary. Additionally, no other NEO received an increase in their target percentage for 2015.

Long-term Incentive Plan

Through the use of stock options or restricted stock:

•	Alignment is created between stockholders and executives;

•	Retention is encouraged through multi-year vesting; and

•	Executives are motivated to achieve longer term goals.

We have used stock options and restricted stock as a long-term incentive vehicle to create a strong alignment between management’s interests and those of our stockholders and other stakeholders. In connection with the sale of the Company on April 30, 2012, most executives received a stock option grant or restricted stock on August 1, 2012. NEOs that joined the Company after that initial grant were granted options upon their employment. In all cases, vesting in options is based on the passage of time and attainment of certain pre-determined performance metrics, as discussed below under “2015 Compensation - Long-Term Equity Plan.” All stock option grants were made with the intention of providing equity compensation for approximately a five-year period of time.

Mr. Blenke received a grant of restricted stock in 2012, with full vesting achieved on December 31, 2015. He received a second grant of restricted stock in 2015, with full vesting on December 31, 2016. It should also be noted that while Mr. Blenke was employed by the Company at the time of the sale in 2012, he was not granted stock options in connection with the sale of the Company.

Overview of CEO Compensation - 2015

Mr. Peck was hired in December 2012 with a compensation package that was competitive at that time and sufficient to attract him from his former position. The Company has consistently outperformed under Mr. Peck’s leadership and is positioned for continued growth and diversification in business lines, while helping people around the world access the opportunities that lead to a higher quality of life, helping organizations optimize their risk-based decisions and enabling consumers to understand and manage their personal information.

Reflecting his personal high level of achievement and the Company’s success, Mr. Peck received an increase to his base pay and target bonus in 2015; the first such increase since he joined the Company in 2012. In June 2015, the Company completed its IPO, with investors recognizing TransUnion’s strong record of growth under Mr. Peck’s leadership. For additional detail, please see the sections titled “Base Salary” and “Annual Cash Incentive Plan” which are noted previously.

Compensation Philosophy and Objectives

We design the compensation program for our NEOs to attract, motivate and retain the key executives who drive the success of our company. In connection therewith, the Compensation Committee has identified the following key components of our compensation philosophy, which are used to guide the Compensation Committee in making compensation decisions. The Compensation Committee evaluates these objectives on an annual basis to confirm the appropriateness of each objective in light of the overall corporate strategy and typical market practices.

•	Attract, motivate and retain highly experienced executives who are vital to our short- and long-term success, profitability and growth;

•	Create alignment with executives, our stockholders and our other stakeholders by rewarding executives for the achievement of strategic goals that successfully drive our strategy, operations and business performance and, thereby, enhance stockholder value;

•	Differentiate rewards based on actual individual performance while also rewarding executives for our overall results; and

•	Discourage unnecessary and excessive risk-taking.

Role of Compensation Committee, Management and Compensation Consultant in Compensation Decisions

The Compensation Committee was created to provide stewardship over our compensation and benefit programs, including executive compensation and equity plans. Pursuant to its Charter, the Compensation Committee is responsible for overseeing our executive compensation program, developing and reviewing our executive compensation philosophy and approving decisions regarding executive compensation. As part of this responsibility, the Compensation Committee evaluates the performance of our President and Chief Executive Officer (the “CEO”) and determines his compensation in light of our strategic goals and objectives and the executive compensation program. The Compensation Committee also annually reviews and approves all compensation decisions affecting our executive officers who report directly to our CEO, including our named executive officers.

Additionally, the Compensation Committee performs the following functions in carrying out its responsibilities:

•	Reviews annually the components of our executive compensation programs to determine whether they are consistent with our compensation philosophy;

•	Reviews and approves corporate goals and objectives relevant to the CEO’s compensation, including annual performance objectives;

•	Recommends to the Board of Directors the creation or amendment of any compensation or employee benefit program which permits participation of the named executive officers or any other executive whose compensation is determined by the Compensation Committee; and

•	Reviews, approves, and monitors any employment, separation or change-in-control severance agreements.

The Compensation Committee is ultimately responsible for making the compensation decisions. However, in making its decisions, the Compensation Committee seeks and considers input from senior management and an independent compensation consultant. In calendar year 2015, the Compensation Committee used two such firms - Meridian Compensation Partners, LLC (“Meridian”) and Frederic W. Cook & Co., Inc. (“Cook”). The Committee engaged Cook in mid-year 2015 and Cook is the lone compensation consultant as we enter 2016.

The executive officers play an important role in the compensation decision-making process because management has direct involvement with and in-depth knowledge of our business strategy, goals, and performance. Executive management regularly participates in the compensation decision-making process in the following specific respects:

•	The CEO reports to the Compensation Committee with respect to his evaluation of the performance of our senior executives, including the other named executive officers (other than the CEO). Together with the Executive Vice President of Human Resources, the CEO makes recommendations as to compensation decisions for these individuals, including base salary levels and the amount and mix of incentive awards;

•	The CEO develops recommended performance objectives and targets for our incentive compensation programs; and

•	The CEO and the Executive Vice President of Human Resources recommend long-term equity grants for executive officers, other than the CEO, as well as modifications to our employee benefit programs, for approval by the Compensation Committee.

Meridian and Cook’s engagement includes reviewing and advising on executive compensation matters principally related to the CEO, the executive officers, and outside directors. For 2015, both Meridian and Cook assisted the Compensation Committee by (a) recommending a peer group for benchmarking purposes and (b) providing peer group data, including an analysis of total direct compensation (base salary, annual cash incentives and long-term equity awards). Meridian and Cook also assist the Compensation Committee in review of general market practices and management compensation proposals.

Market Analysis and Benchmarking

The Compensation Committee uses various tools and methods, such as benchmarking reports and tally sheets, to evaluate whether each named executive officer’s level of pay is appropriate. Base salary, annual bonus goals and long-term equity awards, which are reflected in these tally sheets, are each specifically designed to meet our compensation objectives. For 2015, the benchmarking process for all of our NEOs, including our principal executive officer, was identical.

Benchmarking

Percentile Goals

The Compensation Committee has approved the following target percentile for each pay component to support our compensation objectives.

Pay component	Target percentile of custom peer group
Base salary	50th Percentile
Target annual bonus	50th Percentile
Long-term equity	50th Percentile

We recognize the 50th percentile market value for cash compensation as a point of reference and not necessarily the definitive compensation level. Consequently, our NEOs’ compensation may be positioned at a level less than or greater than the target percentiles noted here based on time in position, experience and competitive pay objectives, as well as other factors.

The Compensation Committee has also determined that targeting the 50th percentile for long-term equity grants is appropriate to attract and retain the desired level of management talent, as well as aligning management incentives to focus on our long-term objectives, by having a greater percentage of pay aligned to longer term value creation.

Peer Group

The following peer group was approved by the Compensation Committee (the “Custom Peer Group”) in 2015 to be used in reviewing and benchmarking the various 2015 pay components against the targeted percentiles above. The focus of these organizations includes managing data, providing technology solutions, providing consulting services or specialized information delivery and processing. The group was unchanged from 2014 except that Valassis Communications, Inc. was removed following its acquisition by Harland Clarke Holdings in 2014.

Acxiom Corporation	Equifax, Inc.	On Assignment, Inc.
Cardtronics, Inc.	Experian Group Limited	Paychex, Inc.
Convergys Corporation	Fair Isaac Corporation	Solera, Inc.
CoreLogic, Inc.	Global Payments, Inc.	Synovus Financial Corporation
Deluxe Corporation	ICF International, Inc.	TeleTech Holdings, Inc.
DST Systems, Inc.	IHS, Inc.	Total System Services, Inc.
The Dun & Bradstreet Corporation	Moody’s Corporation	Verisk Analytics, Inc.

The median revenue of these companies was approximately $1.7 billion, compared with the Company’s 2015 revenue of $1.5 billion. As noted above, the Custom Peer Group was selected to be representative of the business services, technology and financial services sectors in which we compete and participate directly or indirectly for business and in some cases, executive talent. Criteria that were considered in order to properly select component companies for the Custom Peer Group are:

•	industry competitors;

•	labor market competitors;

•	competitors for capital; and

•	revenue size.

Use of Tally Sheets

In 2015, the Compensation Committee reviewed summary worksheets for each senior executive officer, including the named executive officers. These worksheets, which are prepared by management, provide a summary of the current and historical amounts of each component of pay. In 2015, changes to our named executive officers’ compensation was not based on a review of this information, however, the Compensation Committee used the tally sheets as a tool to confirm that pay objectives continue to be aligned with the long-term interests of the stockholders and our other stakeholders.

Independence of the Compensation Consultant

Meridian and Cook perform services solely on behalf of the Compensation Committee and do not provide any other services to us. The Compensation Committee has assessed the independence of Meridian and Cook and concluded that no conflict of interest exists that would prevent Meridian or Cook from independently representing the Compensation Committee. As mentioned above, Cook is the Committee’s sole consultant as we enter 2016.

2015 Compensation

Base Salary

As described above, we provide each of the named executive officers with a base salary to compensate them for services rendered in their position during the year. Each year, the Compensation Committee evaluates the performance of the CEO and determines his base salary and other compensation in light of our goals and objectives and the executive compensation program. The Compensation Committee also reviews each other named executive officer’s base salary annually based on a recommendation from the CEO and in light of current market conditions, and adjusts the base salary where appropriate. The CEO generally recommends a base salary increase for the other named executive officers when supported by strong individual performance and/or executive promotion, or when supported by the external market data.

As stated earlier, the Compensation Committee approved a salary and target bonus increase for Mr. Peck. Mr. Peck had not received an increase in pay since joining the Company and the increase in his cash compensation better positioned his salary and bonus against that of our primary peer group. The increase in base salary was $50,000 and an adjustment in his target bonus from 100% of base salary to 115% of base salary for calendar year 2015. The base salary change was effective May 30, 2015.

For 2015, the CEO recommended a base pay increase for one NEO. Based upon Mr. Hamood’s role as a critical driver of the Company’s transformation over the last several years and as a key leader in preparing for the Company’s IPO, the Compensation Committee approved a $50,000 increase to his base salary and positioned his target bonus at 100% of his base salary for calendar year 2015. This salary increase was effective May 30, 2015. No other NEO received a salary increase for 2015.

2015 Annual Bonus Plan

Annual bonus compensation is designed to reward executive officers based on actual individual performance and our overall financial results. Our overall financial performance is measured by our achievement of financial targets established under the annual incentive plan by the Compensation Committee. Additionally, individual and other qualitative goals are set to successfully drive our operations and business results to achieve the overall corporate strategy. All of the named executive officers participate in the annual incentive plan. Under the plan, the named executive officers are paid cash incentive awards to the extent we meet or exceed financial and non-financial performance goals set by the Compensation Committee at the beginning of each year. Under the annual incentive plan, each officer’s bonus is determined by multiplying their target bonus percentage by their annual salary as of the beginning of the year and then by multiplying this result by their percentage achievement with respect to their bonus targets and goals so long as a threshold level of performance is achieved. Individual awards may then be adjusted by the Compensation Committee, based on a recommendation from the CEO. However, no adjustments were made to individual awards in 2015.

Target bonus levels

Each executive is assigned a target bonus expressed as a percentage of their base pay at the beginning of the year. The target is determined by the Compensation Committee after consideration of several factors, including the individual executive’s duties and responsibilities and market data. The bonus targets for 2015 were set within a reasonable range of the target percentile for the Custom Peer Group. For 2015, the Compensation Committee increased Mr. Peck’s target bonus to 115% of his base salary from 100% in 2014 and Mr. Hamood’s target bonus to 100% of base salary from 90% in 2014. It should be noted that while the base salary increases granted to Messrs. Peck and Hamood were effective May 30, 2015, the target bonus percentages noted below were in place for the entire 2015 calendar year. The following table illustrates the target bonus as a percentage of base pay for each named executive officer for the 2015 performance period.

Executive	2015 Target Bonus as Percent of Base Salary
Mr. Peck	115%
Mr. Hamood	100%
Mr. Blenke	60%
Mr. Cartwright	100%
Mr. Neenan	100%

Objectives, weighting and potential payouts

Each executive’s individual goals and objectives vary based on their individual roles within our company. The following table defines the various financial and non-financial objectives that the Compensation Committee approved for the 2015 performance period. For each objective, the named executive officer has the opportunity to achieve a maximum of two times the individual weighting associated with that objective. If threshold performance is not achieved, no payment is made on that objective.

Objective	Definition

Further Adjusted Corporate EBITDA	Earnings before interest, taxes, depreciation and amortization, and other adjustments deemed by management and the board to be extraordinary for bonus plan purposes

Further Adjusted Corporate Revenue	The overall corporate revenues adjusted by management and the board for items deemed to be extraordinary for bonus plan purposes

Further Adjusted USIS EBITDA	Earnings before interest, taxes, depreciation and amortization, and other adjustments for bonus plan purposes for the USIS business

Further Adjusted USIS Revenue	The revenues and other adjustments for bonus plan purposes for the USIS business

Further Adjusted International EBITDA	Earnings before interest, taxes, depreciation and amortization, and other adjustments for bonus plan purposes for the International business

Further Adjusted International Revenue	The revenues and other adjustments for bonus plan purposes for the International business

Growth Strategy Initiatives	Projects that support the development of growth strategy initiatives, including business cases, action plans and specific, budgeted growth targets that are accretive in 2016 with a plan to additional growth in future years

Major Project Deliverables	Ability to deliver specific tangible projects within a performance period

The objectives of Further Adjusted Corporate EBITDA and Further Adjusted Corporate Revenue were selected by the Compensation Committee to appropriately provide incentive rewards to executives based on achievement of corporate goals in the context of our overall corporate strategy. Similarly on a business level, Further Adjusted Corporate EBITDA and Further Adjusted Revenue were deemed to be the appropriate financial measures.

Mr. Peck recommended the use of non-financial objectives related to key projects as goals for the 2015 performance period. The Compensation Committee approved these goals because they were aligned to our corporate strategy and achievement of these goals was intended to aid in creating stockholder value. The goals were set in a manner that would ensure that, if delivered, they would significantly advance our strategic objectives. Each executive had a set of Growth Strategy Initiatives and/or Major Project Deliverables specifically tied to his ability to affect our corporate strategy. Additionally, stretch goals were designed to provide the executive the opportunity to achieve payouts for performance that exceeded 100% of these non-financial goals. The stretch goals were set to be attainable only with superior performance.

The following table is a summary of how each of the above objectives was weighted for each named executive officer and their actual achievement against each objective for the 2015 performance period. Each individual executive’s objective weightings are determined based on their specific roles, duties, and responsibilities. The various weightings are meant to reflect the influence that the executive’s performance may actually have on the metric. The Compensation Committee believes this strengthens the direct link between pay and performance.

Executive	Objective	Weighting	Achievement
Mr. Peck,

President & Chief Executive Officer	Further Adjusted Corporate EBITDA	50%	200%
	Further Adjusted Corporate Revenue	20%	200%
	Growth Strategy Initiatives	30%	150%
Mr. Hamood,
Executive Vice President & Chief Financial Officer	Further Adjusted Corporate EBITDA	50%	200%
	Further Adjusted Corporate Revenue	20%	200%
	Growth Strategy Initiatives	30%	150%
Mr. Blenke,
Executive Vice President, General Counsel & Corporate Secretary	Further Adjusted Corporate EBITDA	50%	200%
	Further Adjusted Corporate Revenue	20%	200%
	Growth Strategy Initiatives	20%	150%
	Major Project Deliverables	10%	200%
Mr. Cartwright,
Executive Vice President U.S. Information Services	Further Adjusted Corporate EBITDA	20%	200%
	Further Adjusted USIS EBITDA	25%	96%
	Further Adjusted USIS Revenue	20%	170%
	Growth Strategy Initiatives	25%	150%
	Major Project Deliverables	10%	125%
Mr. Neenan,
Executive Vice President International	Further Adjusted Corporate EBITDA	20%	200%
	Further Adjusted International EBITDA	25%	200%
	Further Adjusted International Revenue	20%	193.3%
	Growth Strategy Initiatives	25%	200%
	Major Project Deliverables	10%	125%

Based upon the weightings above, each named executive officer had the ability to achieve 100% of his target bonus if target performance was achieved. However, a named executive officer’s actual bonus payout increased or decreased based on individual performance, and Company and specific business segment financial performance. The maximum bonus payout was 200% of target bonus and no bonus was payable if threshold performance was not met.

The following tables represent what the payout, as a percentage of target, would be if our financial performance was achieved at threshold, target, or maximum levels for two objectives: Further Adjusted Corporate EBITDA and Further Adjusted Corporate Revenue. No payout would result if performance was below threshold levels. The tables include the dollar amount that was required for achievement at each level in 2015.

Further Adjusted Corporate EBITDA (dollars in millions)

Threshold			Target			Maximum
Further Adj. Corporate EBITDA	Performance Against Target	Payout	Further Adj. Corporate EBITDA	Performance Against Target	Payout	Further Adj. Corporate EBITDA	Performance Against Target	Payout
$490.5	96%	20%	$510.9	100%	100%	$528.8	103.5%	200%

Further Adjusted Corporate Revenue (dollars in millions)

Threshold			Target			Maximum
Further Adjusted Corporate Revenue	Performance Against Target	Payout	Further Adjusted Corporate Revenue	Performance Against Target	Payout	Further Adjusted Corporate Revenue	Performance Against Target	Payout
$1,388.4	96%	20%	$1,446.2	100%	100%	$1,496.8	103.5%	200%

The Compensation Committee’s intent with establishing both the financial and non-financial goals and target percentages is to provide a comparable level of difficulty in achieving the goals and receiving annual incentive awards for each named executive officer annually. However, payment of annual incentives will vary from year to year and may or may not be consistent with historical payment trends.

Twelve Months Ended December 31, 2015 Company Performance

For the year ended December 31, 2015, TransUnion reported Further Adjusted Corporate EBITDA, as defined in the “Objectives, weighting and potential payouts” table included above under the description of our 2015 Annual Bonus Plan, of $542.6 million on Further Adjusted Corporate Revenue, as defined in the “Objectives, weighting and potential payouts” table, of $1,528.1 million compared with Further Adjusted Corporate EBITDA of $452.4 million on Further Adjusted Corporate Revenue of $1,322.4 million for the year ended December 31, 2014, an increase of 19.9% in Further Adjusted Corporate EBITDA and 15.6% in Further Adjusted Corporate Revenue. Consequently, we achieved both our EBITDA and revenue targets in the maximum payout range, as set by the Compensation Committee.

US Information Services (USIS) reported Further Adjusted USIS EBITDA, as defined in the “Objectives, weighting and potential payouts” table included above under the description of our 2015 Annual Bonus Plan, of $336.1 million on $769.1 million of Further Adjusted Revenue. Our International business reported Further

Adjusted EBITDA, as defined in the “Objectives, weighting and potential payouts” table included above, of $98.5 million on $290.9 million of Further Adjusted Revenue.

As a result of this financial performance and achievement of non-financial corporate objectives, our named executives achieved annual cash incentives of 149% to 191% of their target opportunities.

Actual Payout Under 2015 Annual Bonus Plan

At the end of the performance period, Mr. Peck evaluated each of the named executive officers in conjunction with the individual’s own self-evaluation. Based on Mr. Peck’s evaluation, with input from others including the named executive officer, Mr. Peck rated the executive’s individual objectives against the executive’s performance goals. Based on this assessment, Mr. Peck recommended to the Compensation Committee a performance evaluation rating, as a percentage of total qualified goal bonus opportunity, for each executive. Additionally, the Compensation Committee reviewed Mr. Peck’s performance and determined a level of performance against his growth strategy goal.

Taking into account the financial performance results and Mr. Peck’s evaluation and recommendation, the Compensation Committee met in January 2016 to set and approve annual bonus payments to each of the named executive officers and evaluate Mr. Peck’s 2015 performance. In January 2016, the Compensation Committee approved annual bonus payments to the named executive officers ranging from 149% to 191% of the named executive officers’ target opportunity based upon 2015 performance. The annual bonus payments were paid in February 2016. The payouts are also reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

All of our named executive officers had financial goals related to our overall Further Adjusted Corporate EBTIDA, which was achieved at 200%. The following describes the additional goals and performance results for each of our NEOs.

Mr. Peck’s annual incentive payout was $2,021,125, or 185% of his target award. Mr. Peck received a bonus based on Further Adjusted Corporate EBITDA, Further Adjusted Corporate Revenue and delivering EBITDA growth strategy plans for 2016 and 2017, which he was deemed to have exceeded the target for that goal and paid at 150% of the target payout.

Mr. Hamood’s annual incentive payout was $1,017,500, or 185% of his target award. Mr. Hamood had financial goals related to our overall consolidated Further Adjusted Corporate EBITDA, Further Adjusted Corporate Revenue performance and delivering EBITDA growth in line with our strategic plans for 2016 and 2017. Embedded in our 2016 and 2017 plans were Growth Strategy Initiatives related to orchestrating a complete recapitalization of our balance sheet and exceeding net debt leverage and liquidity expectations, managing all global call center operations and putting in effective practices to drive productivity improvements. Mr. Hamood was deemed to have exceeded these goals by successfully delivering a growth strategy plan with business cases and monitoring processes and was paid at 150% of the target payout.

Mr. Blenke’s annual incentive payout was $570,000, or 190% of his target award. Mr. Blenke had financial goals related to our overall consolidated Further Adjusted Corporate EBITDA, Further Adjusted Corporate Revenue performance and supporting growth strategy initiatives to deliver EBITDA growth in line with our strategic plans for 2016 and 2017. It was determined that Mr. Blenke contributed to exceeding the Growth Strategy targets by initiating a product review with federal regulators that will provide an opportunity to expand revenue and EBITDA, and enhancing the Company’s international presence through the Government Relations team, for which he was paid at 150% of the target payout. Mr. Blenke also exceeded his strategic goal with his support of the IPO transaction and an overall reduction of legal expenses. For those efforts, he was paid the maximum for that goal.

Mr. Cartwright’s annual incentive payout was $1,043,000, or 149% of his target award. Mr. Cartwright had additional financial goals related to Further Adjusted USIS EBITDA and Further Adjusted USIS Revenue. The threshold for the Further Adjusted USIS EBITDA target was exceeded and as a result, he achieved 96% of the targeted payout for this goal. Mr. Cartwright also exceeded the threshold target for Further Adjusted USIS Revenue and therefore received 170% of the targeted payout for this goal. It was also determined that Mr. Cartwright exceeded the Growth Strategy Initiatives set for USIS and therefore that goal was paid at 150%. In addition, Mr. Cartwright achieved his goal of successfully integrating an acquisition and delivering upon a goal related to implementing a sales operations discipline to improve pipeline insights, forecasting accuracy and sales coaching capability. For those efforts, he was paid at 125% of target for Major Project Deliverables.

Mr. Neenan’s annual incentive payout was $858,746, or 190.8% of his target award. Mr. Neenan had additional financial goals related to Further Adjusted International EBITDA and Further Adjusted International Revenue. The threshold for the Further Adjusted International EBITDA target was exceeded and as a result, he achieved 200% of the targeted payout for this goal. Mr. Neenan also exceeded the target for Further Adjusted International Revenue and therefore received 193.33% of the targeted payout for this goal. It was also determined that Mr. Neenan exceeded the Growth Strategy Initiatives set for International and therefore that goal was paid at 200%. In addition, Mr. Neenan exceeded his goal of integrating acquisitions, realizing strategic market share gains and creating and executing a sales talent plan. For those efforts, he was paid 125% of target for these goals.

Long-Term Equity Plan

Stock Option & Restricted Stock Grants

Stock options align the interests of our named executive officers with those of stockholders because the options only have value if the price of our stock increases after the options are granted. In general, we have granted stock options to the NEOs with the intention of providing equity compensation for approximately a five-year period of time.

In connection with the 2012 Change in Control Transaction, on August 1, 2012, Mr. Hamood received a stock option and Mr. Blenke received a restricted stock grant. Messrs. Peck, Cartwright and Neenan received their respective grants upon joining us. These grants were the results of negotiations between management, Goldman Sachs and Advent (in connection with the 2012 Change in Control Transaction), or as negotiated at time of hire and approved by the Compensation Committee, and are designed to reward executives for increasing stockholder and stakeholder value, by providing them an incentive to keep focused on our long-term value. Mr. Blenke was the only NEO to receive a stock grant in 2015. The purpose of this grant was to align him with our comparators.

Forty percent (40%) of each option grant to an NEO is subject to time-based vesting and shall vest as follows: twenty percent (20%) shall vest on the later of the first anniversary date of the 2012 Change in Control Transaction or on the first anniversary of the NEO’s hire date. Thereafter, five percent (5%) shall vest on the last day of each subsequent full calendar quarter until all the time-vested options have vested. For Mr. Hamood’s 2012 grant, the first anniversary was April 30, 2013. For Messrs. Peck, Cartwright and Neenan, the first anniversary was December 31, 2013, August 19, 2014 and September 10, 2013, respectively. The remaining sixty percent (60%) of the options are subject to performance-based vesting. The options will vest according to the time vesting schedule set forth above and upon the attainment of performance criteria as defined in the Stock Option Agreement.

For Messrs. Peck, Hamood and Neenan, the option exercise price equals the per share price in the 2012 Change in Control Transaction, as adjusted for a November 1, 2012 dividend payment to stockholders, which the Board determined to be fair market value. In addition, prior to the IPO, the Company’s stock was split in a ratio of 1.333 to 1, which further adjusted the option exercise price. Mr. Cartwright’s exercise price was equal to the fair market value of the Company’s common stock as of the date of his grant, adjusted for the stock split. All options granted to our NEOs’ expire ten years from the date of the grant.

The restricted stock grant made to Mr. Blenke in connection with the Change on Control transaction in 2012 vested in its entirety on December 31, 2015. The restricted stock grant made to him in 2015 will vest on December 31, 2016.

New Long-Term Incentive Program for 2016

Beginning in 2016, we established a new long-term incentive program consisting of annual grants of equally weighted performance share units and restricted stock units that cliff vest after 3 years. The performance share units are earned subject to attainment of adjusted revenue, adjusted EBITDA, and relative total stockholder return performance measures. In addition, our 2016 grants will contain non-compete, non-solicitation and dual-vesting triggers upon change in control, all which further strengthen the alignment between management and shareholders.

Management’s Stock Ownership Requirements

In connection with the 2012 Change in Control Transaction, any named executive officer (who was employed by us at the time of the transaction) was required by Goldman Sachs and Advent to roll over a portion of their option proceeds and common stock holdings, which would otherwise have been cashed out, into shares of TransUnion common stock. Mr. Hamood and Mr. Blenke rolled-over a value equal to approximately 30% of their after-tax proceeds received in the 2012 Change in Control Transaction. As a component of Mr. Peck’s employment agreement, Mr. Peck purchased $1.325 million of common stock in TransUnion on December 31, 2012 and an additional $0.175 million on March 26, 2013. In addition, as a component of Messrs. Cartwright and Neenan’s employment offers, Mr. Cartwright purchased $1.0 million and Mr. Neenan purchased $1.5 million of common stock in TransUnion. These required equity rollovers and the stock purchases were intended to further align management with stockholder and other stakeholder interests.

In addition to the above, the Compensation Committee approved a formal stock ownership policy in 2015. All TransUnion executives (defined as the CEO and his executive team direct reports) are required to hold TransUnion common stock in an amount representing a multiple of their base salary. To attain the desired multiples, the executive must retain 75% of the after-tax value of their shares on any stock granted after January 1, 2016 until such multiple is achieved. A reduction in ownership to one-half these requirements is allowed for executives age 60 and older.

The following indicates the stock ownership requirements1:

CEO	6.0x base salary
All other executives	3.0x base salary

1 includes shares owned and unvested RSUs

Executive Benefits and Perquisites

The named executive officers receive benefits that are intended to be part of a competitive total compensation package necessary to attract and retain executive talent, and are identical to those we provide to other U.S.-based employees. These benefits include medical, dental, vision, life and disability insurance. In addition, we offer a qualified retirement plan (described below) and for certain executives a non-qualified supplemental retirement plan (also described below). This is a self-directed deferred compensation program designed to defer currently earned compensation to enhance payments made to the executive upon their retirement or termination from the Company.

Executives also receive the opportunity to participate in an annual physical program and to receive financial planning and tax services through the provider of their choosing. The maximum amount of reimbursement for the financial and tax services is $15,000 for the CEO and $12,000 for other NEOs.

Retirement Plan

We maintain a broad-based 401(k) savings and retirement plan (the “401(k) Plan”) in which all associates, including the named executive officers, may participate. The Internal Revenue Code of 1986, as amended (the “Code”) places certain limits on the amount of contributions that may be made by and on behalf of the named executive officers to the 401(k) Plan. To extend the named executive officers’ retirement benefit beyond the contribution limits set under the Code, we created the Nonqualified Retirement and 401(k) Supplemental Plan (the “Supplemental Plan”). Under the Supplemental Plan, each named executive officer may defer all or some portion of their cash compensation that the executive officer was not otherwise permitted to defer under the 401(k) Plan to provide additional retirement savings. We make a matching contribution to the Supplemental Plan consistent with our 401(k) matching contributions. Additionally, similar to the 401(k) Plan, the Compensation Committee may authorize us to make a discretionary contribution on behalf of the named executive officers to the Supplemental Plan at the end of the year.

Employment Agreement with Mr. Peck

Mr. Peck entered into an employment agreement with the Company which reflected his agreement to become CEO effective as of December 31, 2012. The initial term of the agreement expired on December 31, 2015, but will continue to renew automatically for twelve-month intervals, unless either party to the agreement provides notice of non-renewal at least 180 days before the day that would be the last day of the agreement.

Mr. Peck’s agreement provides a minimum base salary, the eligibility to participate in our annual incentive plan for executive officers, a sign-on bonus and payment for expenses associated with his relocation. In addition, the agreement provides for severance provisions, which are identical to those provided to the other named executive officers. The severance provisions are discussed under “2015 Compensation—Severance and Change-in-Control Compensation.”

The agreement includes confidentiality and nonsolicitation provisions intended to protect our interests. The specifics of the compensation provided under Mr. Peck’s employment agreement are detailed in the narrative accompanying “—Executive Compensation—Payments Upon Termination or Change-in-Control—2015.”

Severance and Change-in-Control Compensation

In connection with the 2012 Change in Control Transaction or upon employment, and as required by and negotiated with our owners, select named executive officers, other than Mr. Peck, continued or entered into a Severance and Restrictive Covenant Agreement (the “Severance Agreement”). These Severance Agreements are designed to maximize retention of the named executive officers. The terms of the Severance Agreements are summarized under “—Executive Compensation—Payments Upon Termination or Change-in-Control—2015” and the accompanying narrative.

Federal Income Tax Considerations

We have not been subject to the federal income tax provisions of Code Section 162(m). Therefore, we have not made compensation decisions based on the deductibility limitations of the compensation under this section of the Code. Although the Compensation Committee will strive to have all compensation be deemed deductible, deductibility does not drive the compensation decisions for our executive team.

In the future, we intend for our annual incentive and long-term incentive programs for the NEOs to qualify for the exemption from the $1 million cap, with the Compensation Committee reserving the ability to provide compensation that does not qualify under Section 162(m).

Risk Assessment in Compensation Programs

We have designed our compensation programs, including our incentive compensation plans, with specific features to address potential risks while rewarding employees for achieving long-term financial and strategic objectives through appropriate risk taking. The following elements have been incorporated in our programs available for our named executive officers:

•	A Balanced Mix of Compensation Components—The target compensation mix for our executive officers is composed of salary, annual cash incentives and long-term equity awards, representing a mix that is not overly weighted toward short-term cash incentives.

•	Multiple Performance Factors—Our incentive compensation plans use both company-wide metrics and individual performance, which encourage focus on the achievement of objectives for the overall benefit of the company:

•	The annual cash incentive is dependent on multiple performance metrics including Further Adjusted Corporate EBITDA and Further Adjusted Corporate Revenue, as well as individual goals related to specific strategic or operational objectives.

•	The option grants vest over a five-year period of time, complementing our annual cash based incentives.

•	Capped Incentive Awards—Annual incentive awards are capped at 200% of target.

•	Stock Ownership—Each named executive officer employed by us prior to 2015 has purchased a significant amount of our common stock in connection with their status as a senior executive officer of the Company. We believe this ownership aligns the interests of our executive officers with the long-term interests of stockholders and other stakeholders. In addition, we adopted a formal stock ownership policy for our executives following our IPO.

Based on these factors, the Compensation Committee, in consultation with management and Meridian and Cook, concluded that our compensation programs are appropriate for our industry and do not create risks that are reasonably likely to have a material adverse effect on TransUnion.

Compensation Committee Report

The Compensation Committee of the Board of Directors of TransUnion has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Andrew Prozes, Chairperson

Sumit Rajpal, Committee Member

Steven Tadler, Committee Member

The foregoing Compensation Committee Report is not soliciting material, is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee Interlocks and Insider Participation

Messrs. Prozes (Chair), Rajpal and Tadler were the members of the Compensation Committee during 2015. None of these individuals is or has been an officer of the Company, was an employee of the Company during the last fiscal year or as of the date of this report, or is serving or has served as a member of the compensation committee of another entity that has an executive officer serving on the Compensation Committee of the Company. No executive officer of the Company served as a director or on the compensation committee of another entity that had an executive officer serving as a director or on the Compensation Committee of the Company. We are parties to certain transactions with the Sponsors described above in “Corporate Governance and Related Matters – Interests of Management and Others in Certain Transactions.”

Executive Compensation

Summary Compensation Table—2015

The following table presents information regarding the annual compensation for services to us, in all capacities, of our named executive officers. The amounts in the “Stock Awards” and “Option Awards” and “Non-Equity Incentive Plan Compensation” columns are further explained in the narrative following “—Grants of Plan-Based Awards—2015.”

Name and Principal Position	Year	Salary(1) ($)	Bonus ($)	Stock Awards ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation(4) ($)	Total ($)
James M. Peck	2015	963,461	—	—	—	2,021,125	—	293,395	3,277,981
President &	2014	900,000	—	—	—	1,060,200	—	221,995	2,182,195
CEO	2013	865,385	2,100,000	—	—	900,000	—	81,998	3,947,383

Samuel A. Hamood	2015	548,077	—	—	—	1,017,500	—	73,230	1,638,807
Executive Vice President &	2014	494,231	50,000	—	—	530,100	—	77,705	1,152,036
Chief Financial Officer	2013	470,000	—	—	—	352,500	—	77,726	900,226

John W. Blenke	2015	519,231	—	1,000,464	—	570,000	—	65,360	2,155,055
Executive Vice President,	2014	493,192	—	—	—	384,100	—	47,408	924,700
General Counsel & Corporate Secretary	2013	464,600	—	—	—	220,685	—	55,714	740,999

Christopher A. Cartwright(5)	2015	726,923	—	—	—	1,043,000	—	88,188	1,858,111
Executive Vice President, U.S.	2014	700,000	—	—	—	669,375	—	1,190,804	2,560,179
Information Services	2013	228,846	2,231,408	—	3,168,720	209,344	—	26,381	5,864,699

David M. Neenan	2015	464,231	—	—	—	858,746	—	62,912	1,385,889
Executive Vice President, International

(1)	The amounts shown in this column represent annual base salary. These amounts are not reduced to reflect the NEOs’ elections, if any, to defer receipt of salary under the TransUnion 401(k) & Savings Plan and/or the TransUnion LLC 401(k) and Supplemental Retirement Plan. Due to the timing of 2016 payrolls, there were 27 paychecks issued in calendar year 2015.
(2)	The amounts shown in this column represent the aggregate grant date “fair value” of stock or option awards granted to the NEO during 2015 and, where applicable, the incremental “fair value” of the subsequent modification computed in accordance with (ASC) Topic 718, Compensation—Stock Compensation. Further details regarding these grants and the assumptions used to determine their “fair value” can be found in the narrative disclosure following the “—Grants of Plan-Based Awards” table below.
(3)	The amounts shown in this column represent amounts paid under the Annual Incentive Plan for the year shown and are paid at the beginning of the following year. Amounts shown are not reduced to reflect the NEOs’ elections, if any, to defer receipt of compensation under the TransUnion 401(k) & Savings Plan and/or the TransUnion LLC 401(k) and Supplemental Retirement Plan.
(4)	Information regarding the amounts shown in this column can be found in the “Detailed Analysis of ‘All Other Compensation’ Column” table and accompanying narrative to that table.
(5)	Mr. Cartwright joined us on August 19, 2013 and thus his annual base salary of $700,000 was prorated based upon his start date.

Detailed Analysis of “All Other Compensation” Column

Name	Company Match & Retirement Contribution to Qualified 401(k) Savings Plan(1) ($)	Company Match & Retirement Contribution to Non- Qualified Retirement Plan(2) ($)	Group Term Life Imputed Income(3) ($)	Payment & gross-up on Medicare Tax related to contributions into Non- Qualified Retirement Plan(4) ($)	Company Contributions to Charitable Matching Program (5) ($)	Company Reimbursed Relocation Expenses (6) ($)	Perquisites and Personal Benefits (7) ($)	Total ($)
James M. Peck	18,550	254,800	552	2,453	—	1,347	15,693	293,395
Samuel A. Hamood	18,550	34,287	360	939	2,000	—	17,094	73,230
John W. Blenke	18,550	31,771	1,584	824	—	—	12,631	65,360
Christopher A. Cartwright	18,550	45,454	552	1,230	2,000	19,842	560	88,188
David M. Neenan	18,550	30,304	552	825	—	—	12,681	62,912

(1)	For 2015, we matched 100% of the first 3% and 50% of the next 2% percent of recognizable compensation (subject to the 2015 Internal Revenue Code limit of $265,000) contributed on a pre-tax basis to the tax-qualified TransUnion 401(k) & Savings Plan. Additionally, in 2015, we made a discretionary 3% retirement contribution of recognizable 2014 compensation, as shown above, to the TransUnion 401(k) & Savings Plan.
(2)	For recognized compensation above the Internal Revenue Code limit of $265,000, we matched 100% of the first 3% and 50% of the next 2% contributed on a pre-tax basis to the TransUnion Retirement and 401(k) Supplemental Plan. Additionally, in 2015 for the 2014 plan year, we made a discretionary 3% retirement contribution of recognizable compensation to the TransUnion Retirement and 401(k) Supplemental Plan.
(3)	We provide life insurance to all full time employees in an amount equal to their annual salary, up to a maximum of $250,000. Internal Revenue Code Section 79 provides an exclusion for the first $50,000 of group-term life insurance coverage provided under a policy carried directly or indirectly by an employer. The table notes the imputed cost of coverage in excess of $50,000, which is based on the named executive officer’s age and coverage they receive.
(4)	Executive contributions made into the non-qualified deferred compensation plan are subject to Medicare tax at a rate of 1.45% (2.35% with the Medicare surcharge). We provide this payment on behalf of the NEO and since the amount paid on behalf of the NEO is taxable to the executive, we “gross up” that payment to cover the tax.
(5)	We provide a dollar for dollar match on all recognized charitable contributions made by all employees, up to a maximum match of $2,000 per calendar year.
(6)	The Company reimbursed Mr. Peck and Mr. Cartwright for all qualified expenses associated with their respective relocations. In addition, the Company provides a tax gross-up on all reimbursed relocation expenses that otherwise would be taxable to the employee.
(7)	The amounts in this column are based on the aggregate incremental cost to the Company with respect to tax and financial planning services, annual medical examinations, and non-cash gifts.

Grants of Plan-Based Awards—2015

	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Grant Date	All Other Stock Awards: Number of Shares of Stock or Units(2) (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(3) ($)
Name	Threshold ($)	Target ($)	Maximum ($)
James M. Peck	316,825	1,092,500	2,185,000
Samuel A. Hamood	159,500	550,000	1,100,000
John W. Blenke	87,000	300,000	600,000	5/29/2015	49,187		1,000,464
Christopher Cartwright	203,000	700,000	1,400,000
David M. Neenan	130,500	450,000	900,000

(1)	Reflects payment opportunities for the twelve months ended December 31, 2015 under the Annual Bonus Plan described above under “2015 Annual Bonus Plan.” The Annual Bonus Plan is an annual cash incentive opportunity. The threshold amount is the lowest payment opportunity reflecting the lowest level of performance described by the plan (20% of target payout opportunity for any corporate or business Further Adjusted EBITDA measure, 20% of target payout opportunity for any corporate or business Further Adjusted Corporate Revenue measure and 50% of target payout opportunity for an individual performance measure). The target amount reflects a 100% payout of target opportunity if both Company and individual performance are at target levels. The maximum reflects 200% payout of target opportunity, payable only upon maximum achievement of all payout components, both financial and individual goals. These amounts are based on the individual’s current salary and position. There is no minimum payment. EBITDA, as Further Adjusted for bonus plan purposes, was $542.6 million for 2015, resulting in a payout of 200% of target performance since the actual results exceeded targeted performance. Our Further Adjusted Revenue was approximately 105.7% of 2015’s plan, which resulted in a payout of 200% of target performance.
(2)	Reflects restricted stock granted during 2015 under the TransUnion Holding Company, Inc. 2012 Management Equity Plan. The size of the equity award granted to Mr. Blenke was designed to align him more favorably to our comparator group when added to the grant he received in 2012. The Compensation Committee approved the award. The vesting provision of this award has been described above in the Long Term Equity Plan—Stock Option and Restricted Stock Grants.
(3)	The amounts shown in this column represent the aggregate grant date “fair value” of stock awards granted to the NEO during 2015.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable(1) (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(3) (#)	Market Value of Shares or Units of Stock That Have Not Vested(4) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)
James M. Peck	277,278	1,404,873		$4.99	12/31/2022
Samuel A. Hamood	112,516	289,329		$4.99	8/1/2022
John W. Blenke						49,187	1,356,086
Christopher A. Cartwright	129,567	590,253		$8.57	8/27/2023
David M. Neenan	16,446	304,216		$4.99	9/10/2022

(1)	Forty percent (40%) of the options are time vested options and shall vest as follows: twenty percent (20%) shall generally vest on the later of the first anniversary of the award date, or on the first anniversary of the NEO’s hire date. Thereafter, five percent (5%) shall vest on the last day of each subsequent full calendar quarter until all the Time Vested Options have vested. For Mr. Hamood’s 2012 award, the first anniversary was April 30, 2013. For Messrs. Peck, Cartwright and Neenan, the first anniversary of the award was December 31, 2013, August 19, 2014 and September 10, 2013, respectively. The remaining sixty percent (60%) of the options are performance based options and will vest according to the time vesting schedule set forth above and upon attainment of performance criteria as defined in the Stock Option Agreement.
(2)	For Messrs. Peck, Hamood and Neenan, the option exercise price equals the per share price in the 2012 Change in Control Transaction, as adjusted for a November 1, 2012, dividend payment to stockholders, and the June 2015 stock split, which the Board of Directors determined to be fair market value. Mr. Cartwright’s grant exercise price was equal to the fair market value of the Company’s common stock as of the date of his grant.
(3)	For Mr. Blenke’s 2015 award, the award will vest on December 31, 2016.
(4)	The market value was determined based on the closing price on December 31, 2015, which was $27.57.

Options Exercised and Stock Vested

The following table sets forth information regarding the exercise of any time-based vested options by payment made to the named executive officers during 2015.

	Option Awards		Stock Awards
Name	Number of Shares Converted (#)	Value Realized On Conversion(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
James M. Peck	166,366	1,341,665	—	—
Samuel A. Hamood	—	—	—	—
John W. Blenke	—	—	33,434	921,775
Christopher A. Cartwright	—	—	—	—
David M. Neenan	—	—	—	—

(1)	Represents the difference between the exercise price of the stock options and the fair market value at time of exercise.
(2)	Represents the fair market value of the award upon vesting, which was $27.57.

Nonqualified Deferred Compensation

Name	Executive Contributions in 2015(1)	Registrant Contributions in 2015(2)	Aggregate Earnings in 2015(3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at December 31, 2015
James M. Peck	$94,260	$254,800	$(16,125)	$—	$501,400
Samuel A. Hamood	47,870	34,287	(2,292)	—	676,880
John W. Blenke	81,506	31,771	(13,538)	—	1,657,194
Christopher A. Cartwright	235,788	45,454	(25,813)	—	551,329
David M. Neenan	136,143	30,304	(2,681)	—	344,735

(1)	Includes amounts reflected under “Salary” and “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table above for 2015.
(2)	Amounts included in this column are reflected under “All Other Compensation” in the Summary Compensation Table for 2015.
(3)	Amounts included in this column do not constitute above-market or preferential earnings and accordingly such amounts are not reported in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table for 2015. Each NEO self-directs the investment of their non-qualified deferred compensation plan account balance into one or more of the available investment funds. Consequently, the value of an NEO’s plan account balance may go up or down based on the performance of the selected investment funds.

Deferred Compensation Plan

This nonqualified plan is a tax deferred compensation program for a limited number of executives, including the named executive officers, and provides a favorable tax vehicle for deferring cash compensation (base salary and annual incentive payments). Pursuant to the plan, the NEO is able to defer up to 100% of cash compensation received. Amounts deferred are self-directed into one or more of the available investment funds and are credited with gains or losses of the various funds selected by the participant. The plan does not offer any above-market rate of return to the NEO. Upon termination of employment, amounts deferred are paid, at the participant’s option, either in a lump sum or in annual installments over a period of either 5 or 10 years. Executives are not permitted to take loans from the account. We contribute a match equal to 100% of the first 3% and 50% on the next 2% of the executive’s contributions. Additionally, in 2015, the Compensation Committee approved a discretionary retirement contribution of an additional 3% of qualified 2014 earnings. Assets in this plan are held in a rabbi trust.

Payments upon Termination and Change-in-Control—2015

The following charts illustrate benefits that the named executive officers would receive upon the occurrence of certain separation scenarios, which are assumed to occur on December 31, 2015. No special payments are made upon resignation or retirement, and the named executive officers are not entitled to increase severance payments in the event they are terminated in connection with a change in control. In addition, we do not provide for any gross-up provision on severance payments. Descriptions of the provisions that govern these benefits are set forth following the charts.

James M. Peck(1)

Type of Payment	Involuntary Termination ($)	Death ($)	Disability ($)	Change In Control ($)
Severance Payments(2)	3,063,750			3,063,750
Outplacement(3)	35,000			35,000
Welfare Benefits(4)	28,198			28,198
Life Insurance Payout(5)		250,000
Disability Payments(6)			1,776,000

Total	3,126,948	250,000	1,776,000	3,126,948

(1)	The table excludes (a) any amounts accrued through December 31, 2015, that would be paid in the normal course of employment, such as accrued but unpaid salary and earned annual bonus for 2015, and (b) vested account balances in our 401(k) Savings & Retirement Plan that are generally available to all of our U.S. associates. Actual amounts to be paid can only be determined at the time of such executive’s termination of service.
(2)	If Mr. Peck is terminated without Cause or he resigns for Good Reason (both defined in the Peck Employment Agreement), he receives a Base Salary Multiple in an amount equal to 1.5 times his annualized base salary during the year of covered termination and the target bonus under the annual bonus plan. This amount is calculated and noted in the Severance Payments line.
(3)	Reflects the cost to provide executive-level outplacement services for a period of one year.
(4)	If Mr. Peck is terminated without Cause or he resigns for Good Reason (both defined in the Peck Employment Agreement), he receives a lump sum amount equal to COBRA premiums for 18 months. This amount reflects the present value of 18 months of family PPO health and dental coverage using our 2016 COBRA premium rate.
(5)	Reflects the present value of life insurance provided as a benefit to all associates; equal to one times their annual base salary (rounded up to the next highest $1,000), with a maximum benefit of $250,000. In addition, we provide Accidental Death & Dismemberment protection to all associates; the present value of the principal sum is $50,000, but this amount is not included above. TransUnion also maintains a travel accident insurance policy for most associates, including executive officers, which would provide an additional benefit equal to five times the associate’s annual salary, subject to a maximum amount of $5,000,000 for all losses arising out of one accident. This amount is not included above.
(6)	Reflects the value of the executive’s disability benefit as of December 31, 2015 (a) assuming full disability at December 31, 2015 and continuing through age 65, and (b) in today’s dollars without any discounting or increase.

Samuel A. Hamood(1)

Type of Payment	Involuntary Termination ($)	Death ($)	Disability ($)	Change In Control ($)
Severance Payments(2)	2,023,200			2,023,200
Outplacement(3)	35,000			35,000
Welfare Benefits(4)	28,581			28,581
Life Insurance Payout(5)		250,000
Disability Payments(6)			2,508,000

Total	2,086,781	250,000	2,508,000	2,086,781

(1)

The table excludes (a) any amounts accrued through December 31, 2015, that would be paid in the normal course of employment, such as accrued but unpaid salary and earned annual bonus for 2015, and (b) vested account balances in our 401(k) Savings & Retirement Plan that are generally available to all of our U.S.

associates. Actual amounts to be paid can only be determined at the time of such executive’s termination of service.
(2)	Mr. Hamood entered into a Severance and Restrictive Covenant Agreement on June 15, 2010 (the “Hamood Severance Agreement”), which was assumed by the new ownership on April 30, 2012. If Mr. Hamood is terminated without Cause or he resigns for Good Reason (both defined in the Hamood Severance Agreement), he receives a Base Salary Multiple in an amount equal to 1.5 times his annualized base salary during the year of covered termination and the average of his two previous years of actual bonuses under the annual bonus plan. This amount is calculated and noted in the Severance Payments line.
(3)	Reflects the cost to provide executive-level outplacement services for a period of one year.
(4)	If Mr. Hamood is terminated without Cause or he resigns for Good Reason (both defined in the Hamood Severance Agreement), he receives a lump sum amount equal to COBRA premiums for 18 months. This amount reflects the present value of 18 months of family PPO health and dental coverage using our 2016 COBRA premium rate.
(5)	Reflects the present value of life insurance provided as a benefit to all associates; equal to one times their annual base salary (rounded up to the next highest $1,000), with a maximum benefit of $250,000. In addition, we provide Accidental Death & Dismemberment protection to all associates; the present value of the principal sum is $50,000, but this amount is not included above. TransUnion also maintains a travel accident insurance policy for most associates, including executive officers, which would provide an additional benefit equal to five times the associate’s annual salary, subject to a maximum amount of $5,000,000 for all losses arising out of one accident. This amount is not included above.
(6)	Reflects the value of the executive’s disability benefit as of December 31, 2015 (a) assuming full disability at December 31, 2015 and continuing through age 65, and (b) in today’s dollars without any discounting or increase.

John W. Blenke(1)

Type of Payment	Involuntary Termination ($)	Death ($)	Disability ($)	Change In Control ($)
Severance Payments(2)	1,465,575			1,465,575
Outplacement(3)	35,000			35,000
Welfare Benefits(4)	19,572			19,572
Life Insurance Payout(5)		250,000
Disability Payments(6)			660,000

Total	1,520,147	250,000	660,000	1,520,147

(1)	The table excludes (a) any amounts accrued through December 31, 2015, that would be paid in the normal course of employment, such as accrued but unpaid salary and earned annual bonus for 2015, and (b) vested account balances in our 401(k) Savings & Retirement Plan that are generally available to all of our U.S. associates. Actual amounts to be paid can only be determined at the time of such executive’s termination of service.
(2)	Mr. Blenke entered into a Severance and Restrictive Covenant Agreement on June 15, 2010 (the “Blenke Severance Agreement”), which was assumed in connection with the 2012 Change in Control Transaction. If Mr. Blenke is terminated without Cause or he resigns for Good Reason (both defined in the Blenke Severance Agreement), he receives a Base Salary Multiple in an amount equal to 1.5 times his annualized base salary during the year of covered termination and the average of his two previous years of actual bonuses under the annual bonus plan. This amount is calculated and noted in the Severance Payments line.
(3)	Reflects the cost to provide executive-level outplacement services for a period of one year.
(4)	If Mr. Blenke is terminated without Cause or he resigns for Good Reason (both defined in the Blenke Severance Agreement), we would provide a lump sum amount equal to COBRA premiums for 18 months. This amount reflects the present value of 18 months of family PPO health and dental coverage using our 2016 COBRA premium rate.

(5)	Reflects the present value of life insurance provided as a benefit to all associates equal to one times their annual base salary (rounded up to the next highest $1,000), with a maximum benefit of $250,000. In addition, we provide Accidental Death & Dismemberment protection to all associates; the present value of the principal sum is $50,000, but this amount is not included above. TransUnion also maintains a travel accident insurance policy for most associates, including executive officers, which would provide an additional benefit equal to five times the associate’s annual salary, subject to a maximum amount of $5,000,000 for all losses arising out of one accident. This amount is not included above.
(6)	Reflects the value of the executive’s disability benefit as of December 31, 2015, (a) assuming full disability at December 31, 2015, and continuing through age 65, and (b) in today’s dollars without any discounting or increase.

Christopher A. Cartwright(1)

Type of Payment	Involuntary Termination ($)	Death ($)	Disability ($)	Change In Control ($)
Severance Payments(2)	2,334,281			2,334,281
Outplacement(3)	35,000			35,000
Welfare Benefits(4)	28,581			28,581
Life Insurance Payout(5)		250,000
Disability Payments(6)			2,088,000

Total	2,397,862	250,000	2,088,000	2,397,862

(1)	The table excludes (a) any amounts accrued through December 31, 2015, that would be paid in the normal course of employment, such as accrued but unpaid salary and earned annual bonus for 2015, and (b) vested account balances in our 401(k) Savings & Retirement Plan that are generally available to all of our U.S. associates. Actual amounts to be paid can only be determined at the time of such executive’s termination of service.
(2)	Mr. Cartwright entered into a Severance and Restrictive Covenant Agreement on August 19, 2013 (the “Cartwright Severance Agreement”). If Mr. Cartwright is terminated without Cause or he resigns for Good Reason (both defined in the Cartwright Severance Agreement), he receives a Base Salary Multiple in an amount equal to 1.5 times his annualized base salary during the year of covered termination and the average of his two previous years of actual bonuses under the annual bonus plan. This amount is calculated and noted in the Severance Payments line.
(3)	Reflects the cost to provide executive-level outplacement services for a period of one year.
(4)	If Mr. Cartwright is terminated without Cause or he resigns for Good Reason (both defined in the Cartwright Severance Agreement), he receives a lump sum amount equal to COBRA premiums for 18 months. This amount reflects the present value of 18 months of family PPO health and dental coverage using our 2016 COBRA premium rate.
(5)	Reflects the present value of life insurance provided as a benefit to all associates; equal to one times their annual base salary (rounded up to the next highest $1,000), with a maximum benefit of $250,000. In addition, we provide Accidental Death & Dismemberment protection to all associates; the present value of the principal sum is $50,000, but this amount is not included above. TransUnion also maintains a travel accident insurance policy for most associates, including executive officers, which would provide an additional benefit equal to five times the associate’s annual salary, subject to a maximum amount of $5,000,000 for all losses arising out of one accident. This amount is not included above.
(6)	Reflects the value of the executive’s disability benefit as of December 31, 2015, (a) assuming full disability at December 31, 2015, and continuing through age 65, and (b) in today’s dollars without any discounting or increase.

David M. Neenan(1)

Type of Payment	Involuntary Termination ($)	Death ($)	Disability ($)	Change In Control ($)
Severance Payments(2)	1,659,101			1,659,101
Outplacement(3)	35,000			35,000
Welfare Benefits(4)	28,581			28,581
Life Insurance Payout(5)		250,000
Disability Payments(6)			2,148,000

Total	1,722,682	250,000	2,148,000	1,722,682

(1)	The table excludes (a) any amounts accrued through December 31, 2015, that would be paid in the normal course of employment, such as accrued but unpaid salary and earned annual bonus for 2015, and (b) vested account balances in our 401(k) Savings & Retirement Plan that are generally available to all of our U.S. associates. Actual amounts to be paid can only be determined at the time of such executive’s termination of service.
(2)	Mr. Neenan entered into a Severance and Restrictive Covenant Agreement on September 10, 2012 (the “Neenan Severance Agreement”). If Mr. Neenan is terminated without Cause or he resigns for Good Reason (both defined in the Neenan Severance Agreement), he receives a Base Salary Multiple in an amount equal to 1.5 times his annualized base salary during the year of covered termination and the average of his two previous years of actual bonuses under the annual bonus plan, or if covered termination occurs prior to two years of actual bonuses, an amount equal to the prior year’s bonus. This amount is calculated and noted in the Severance Payments line.
(3)	Reflects the cost to provide executive-level outplacement services for a period of one year.
(4)	If Mr. Neenan is terminated without Cause or he resigns for Good Reason (both defined in the Neenan Severance Agreement), he receives a lump sum amount equal to COBRA premiums for 18 months. This amount reflects the present value of 18 months of family PPO health and dental coverage using our 2016 COBRA premium rate.
(5)	Reflects the present value of life insurance provided as a benefit to all associates equal to one times their annual base salary (rounded up to the next highest $1,000), with a maximum benefit of $250,000. In addition, we provide Accidental Death & Dismemberment protection to all associates; the present value of the principal sum is $50,000, but this amount is not included above. TransUnion also maintains a travel accident insurance policy for most associates, including executive officers, which would provide an additional benefit equal to five times the associate’s annual salary, subject to a maximum amount of $5,000,000 for all losses arising out of one accident. This amount is not included above.
(6)	Reflects the value of the executive’s disability benefit as of December 31, 2015, (a) assuming full disability at December 31, 2015, and continuing through age 65, and (b) in today’s dollars without any discounting or increase.

Equity Compensation Plan Information

The following table provides certain information as of December 31, 2015, with respect to our equity compensation plans under which common stock is authorized for issuance:

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Plan category	(a)	(b)	(c)
TransUnion Holding Company, Inc. 2012 Management Equity Plan (approved by security holders)	9,814,760	$7.02	—
TransUnion 2015 Omnibus Incentive Plan (approved by security holders)	—	—	5,393,915
TransUnion 2015 Employee Stock Purchase Plan (approved by security holders)	—	—	2,400,000
Equity compensation plans not approved by security holders	—	—	—

Total	9,814,760	$7.02	7,793,915

OTHER INFORMATION

Other Business

Our Board does not know of any other matters that are to be presented for action at the Annual Meeting. If any other matters are brought before the meeting, the proxy holders will vote as recommended by our Board. If no recommendation is given, the proxy holders will vote in their discretion.

Proxy Solicitation

The expense of soliciting proxies will be paid by TransUnion. Some of the executive officers and other employees of TransUnion may solicit proxies personally, by telephone, mail, facsimile, or other means of communication, if deemed appropriate. TransUnion will reimburse brokers or other persons holding stock in their names or in the names of their nominees for their reasonable expenses in forwarding proxy materials to beneficial owners of TransUnion’s common stock.

Stockholder Proposals for 2017 Annual Meeting and Director Nominations

Under SEC regulations, if a stockholder wants us to include a proposal in our proxy statement and form of proxy for our 2017 Annual Meeting of Stockholders, our Corporate Secretary must receive the proposal at our principal executive offices at 555 West Adams Street, Chicago, Illinois 60661 by November 24, 2016.

Under our Bylaws, and as SEC regulations permit, stockholders must follow certain procedures to nominate a person for election as a director or to introduce an item of business at a meeting of our stockholders. Under these procedures, stockholders must submit the proposed nominee or item of business by delivering notice to our Corporate Secretary at our principal executive offices at the address set forth above. We must receive notice as follows:

•	Normally, for an Annual Meeting we must receive the notice not less than 90 days or more than 120 days before the first anniversary of the prior year’s meeting. For our 2017 Annual Meeting, we must receive notice no earlier than January 4, 2017 and no later than February 3, 2017.

•	However, if we hold the Annual Meeting on a date that is more than 30 days before or 70 days after such anniversary date, we must receive the notice not earlier than 120 days before such annual meeting and no later than the later of (i) 90 days before such annual meeting and (ii) 10 days after the date on which public announcement of the date of the meeting is made.

The notice is required to contain certain information set forth in our Bylaws about both the nominee or proposed business, as applicable, and the stockholder making the nomination or proposal. Any such proposal must also comply with the requirements of Rule 14a-8 of the Exchange Act. A nomination or proposal that does not comply with the foregoing requirements will be disregarded.

Additional Information Available

For stockholders receiving paper copies of this proxy statement, a copy of our 2015 Annual Report (which includes our 2015 Form 10-K) will accompany the proxy statement. For stockholders receiving the Notice only, the proxy statement and our 2015 Annual Report (which includes our 2015 Form 10-K) will be available electronically.

Copies of our Annual Report on Form 10-K for the year ended December 31, 2015, along with our proxy statement, as filed with the SEC, are also available on our “Investor Relations” website, www.transunion.com\tru, on the “Financials” page, or you may request a copy of the Annual Report on Form 10-K and/or the proxy statement, without charge, by writing to our Investor Relations department at 555 West Adams Street, Chicago, Illinois 60661.

TransUnion 555 West Adams Street Chicago, Illinois 60661

VOTE BY INTERNET

Before the meeting - go to www.proxyvote.com. Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Daylight Time on May 3, 2016. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Daylight Time on May 3, 2016. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by us in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E02104-P74372 KEEP THIS PORTION FOR YOUR RECORDS
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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

TRANSUNION	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR each of these director nominees:
Vote on Directors 1. Election of Directors	☐	☐	☐
Nominees: 01) George M. Awad 02) Siddharth N. (Bobby) Mehta 03) Andrew Prozes
Vote on Proposals The Board of Directors recommends you vote FOR proposals 2 and 3:					For	Against	Abstain
2.	Ratification of appointment of Ernst & Young LLP as TransUnion’s independent registered public accounting firm for the fiscal year ending December 31, 2016.				☐	☐	☐

3.	To approve, on a non-binding advisory basis, the compensation of TransUnion’s named executive officers.				☐	☐	☐

The Board of Directors recommends you vote 3 Years on the following proposal:				1 Year	2 Years	3 Years	Abstain

4.	To recommend, on a non-binding advisory basis, the frequency of non-binding advisory votes to approve the executive compensation of TransUnion’s named executive officers.			☐	☐	☐	☐

NOTE: By execution of this Proxy Card, the undersigned hereby authorizes the proxies to vote, in their discretion, on any other business that may properly be brought before the meeting or any postponement thereof.

For address changes and/or comments, please check this box and write them on the back where indicated.			☐

Your signature should appear exactly the same as your name appears. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and our 2015 Annual Report (which includes our Annual Report on Form 10-K for the year ended December 31, 2015) are available at www.proxyvote.com.

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E02105-P74372

TRANSUNION
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF STOCKHOLDERS
MAY 4, 2016

The undersigned stockholder(s) of TransUnion hereby appoint(s) John W. Blenke and Michael J. Forde, or either of them, as proxies, with full power of substitution, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of TransUnion that the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held at 8:00 a.m., Central Daylight Time on May 4, 2016, at Latham & Watkins LLP, 330 North Wabash Avenue, Suite 2800, Chicago, Illinois 60611, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES UNDER PROPOSAL 1, FOR PROPOSALS 2 AND 3, FOR 3 YEARS ON PROPOSAL 4, AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) CONTINUED AND TO BE SIGNED ON REVERSE SIDE